UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material under Rule 14A-12

TRANS1 INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 2, 2011
ABOUT THE 2011 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 1
ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
PROPOSAL NO. 2
AUDIT COMMITTEE REPORT
PROPOSAL 3 -- APPROVAL OF AMENDMENT TO 2007 STOCK INCENTIVE PLAN
OTHER MATTERS
APPENDIX A

TRANS1 INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 2, 2011

TO OUR STOCKHOLDERS:

You are cordially invited to the Annual Meeting of Stockholders of TranS1 Inc., a Delaware corporation. The Annual Meeting will be held on Thursday, June 2, 2011 at 10:00 a.m., local time, at our headquarters located at 301 Government Center Drive, Wilmington, North Carolina 28403 for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

1. To elect two Class I directors to serve for a term of three years expiring upon the 2014 Annual Meeting of Stockholders or until the election of the directors’ successors;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. To approve an amendment to our 2007 Stock Incentive Plan, which will increase the number of shares of our common stock reserved for issuance under the plan by an additional one million six hundred thousand (1,600,000) shares; and

4. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Our Board of Directors recommends that you vote in favor of the foregoing items of business, which are more fully described in the Proxy Statement accompanying this notice.

Only our stockholders of record at the close of business on April 21, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting we encourage you to read this proxy statement and promptly vote your shares. In order to vote your shares by proxy please complete, sign and date the proxy and return it in the envelope provided. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on Thursday, June 2, 2011:

This notice, along with our proxy statement and annual report, is available on the Internet at http://ir.trans1.com/sec.cfm. Information included on our Website, other than these materials, is not part of the proxy soliciting materials.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Ken Reali
Ken Reali
President and Chief Executive Officer

Wilmington, North Carolina
April 28, 2011

TRANS1 INC.

PROXY STATEMENT FOR THE 2011
ANNUAL MEETING OF STOCKHOLDERS
JUNE 2, 2011

ABOUT THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Where will the Annual Meeting be held?

The Annual Meeting of Stockholders to be held Thursday, June 2, 2011 at 10:00 a.m., local time, or at any postponement or adjournment thereof (the “Annual Meeting”) will be held at our headquarters located at 301 Government Center Drive, Wilmington, North Carolina 28403. The telephone number at this location is (910) 332-1700.

What am I voting on at the Annual Meeting?

You will be voting on the following three proposals at our Annual Meeting:

•	Election of two directors,

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011,

•	Approval of an amendment to our 2007 Stock Incentive Plan, and

In addition, we will transact such additional business as is properly brought before the Annual Meeting.

Who is entitled to vote?

For each proposal to be voted on, each stockholder is entitled to one vote for each share of TranS1 Inc. common stock owned on April 21, 2011, the record date for the Annual Meeting.

How do I vote?

You may vote by proxy or in person at the Annual Meeting. To vote by proxy, you must sign and date the proxy and return it to us in the envelope provided. Stockholders who execute proxies retain the right to revoke them at any time before they are voted.

What are the recommendations of the Board of Directors?

The Board of Directors recommends that you vote as follows:

•	FOR the election of the two nominees for director,

•	FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011,

•	FOR the approval of an amendment to our 2007 Stock Incentive Plan, and

•	On any other matters properly brought before the Annual Meeting, in accordance with the best judgment of the named proxies.

Can I access these proxy materials on the internet?

Yes, the proxy materials, along with our 2010 Annual Report, are available on the Internet at http://ir.trans1.com/sec.cfm.

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of TranS1 Inc. (the “Board”) for use at our Annual Meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our headquarters located at 301 Government Center Drive, Wilmington, North Carolina 28403. The telephone number at this location is (910) 332-1700.

These proxy solicitation materials and our annual report for the year ended December 31, 2010, including financial statements, were first mailed on or about April 28, 2011 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Shares Outstanding as of the Record Date

The record date for determining those stockholders entitled to notice of, and to vote at, our Annual Meeting has been fixed as the close of business on April 21, 2011 (the “Record Date”). The shares of our common stock are our only class of voting securities. As of the Record Date, approximately 20,887,594 shares of our common stock were issued and outstanding and held of record by approximately 33 stockholders.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the Record Date. Stockholders will not be entitled to cumulate their votes in the election of directors.

Stockholders may vote by proxy or in person at the Annual Meeting. To vote by proxy, stockholders must sign and date the proxy and return it in the envelope provided.

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee (each, a “Nominee”), then your Nominee, as the record owner of your shares, must vote those shares in accordance with your instructions. Please refer to the instruction card provided by your Nominee for voting your shares, which may include additional methods for voting your shares.

The cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the Record Date will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the Annual Meeting who will determine whether or not a quorum is present. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present.

Abstentions

When an eligible voter attends the Annual Meeting but decides not to vote with respect to any proposal, his or her decision not to vote is called an “abstention” for purposes of that proposal. Properly executed proxy cards that are marked “abstain” or “withhold authority” on any proposal will be treated as abstentions for that proposal. We will treat abstentions as follows:

•	abstention shares will be treated as non-voting shares for purposes of determining the outcome on any proposal for which the minimum vote required for approval of the proposal is a plurality (or a majority or some other percentage) of the votes actually cast, and thus will have no effect on the outcome; and

•	abstention shares will have the same effect as votes against a proposal if the minimum vote required for approval of the proposal is a majority (or some other percentage) of (i) the shares present and entitled to vote, or (ii) all shares outstanding and entitled to vote.

Broker Non-Votes

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker does not receive voting instructions from the beneficial owner, and (ii) the broker lacks discretionary authority to vote the shares. Under the rules applicable to brokers, brokers no longer possess discretionary authority to vote shares with respect to the election of directors.

We will treat broker non-votes as follows:

•	broker non-votes will not be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority (or some other percentage) of the shares present and entitled to vote (even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters). Thus, a broker non-vote will not affect the outcome of the voting on a proposal the passage of which requires the affirmative vote of a plurality (or a majority or some other percentage) of (i) the votes cast or (ii) the voting power present and entitled to vote on that proposal; and

•	broker non-votes will have the same effect as a vote against a proposal the passage of which requires an affirmative vote of the holders of a majority (or some other percentage) of the outstanding shares entitled to vote on such proposal.

Vote Required

Proposal No. 1:  Directors are elected by a plurality of votes cast, so the two nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the election of directors. Under the rules applicable to brokers, brokers no longer possess discretionary authority to vote shares with respect to the election of directors. Accordingly, to the extent brokers do not receive voting instructions from beneficial owners, broker non-votes will result for this item.

Proposal No. 2:  Ratification of our appointment of the independent registered public accounting firm will require an affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal. Because the ratification of the independent registered public accounting firm is a discretionary matter on which brokers have the discretion to vote, broker non-votes will not result for this item.

Proposal No. 3:  Approval of the amendment to our 2007 Stock Incentive Plan (the “2007 Plan”) requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal. For purposes of this vote, broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the Class I directors, for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011, for the approval of the amendment to the 2007 Plan, and as the proxy holders deem advisable on other matters that may come before the Annual Meeting, as the case may be, with respect to the items not marked.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to our corporate Secretary at TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403, in writing prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

Other Business and Stockholder Proposals

Other Business

Except as otherwise set forth in this Proxy Statement, we do not intend to present any other business for action at the Annual Meeting and do not know of any other business to be presented by others.

Stockholder Proposals

Inclusion of Proposals in our Proxy Statement and Proxy Card under the SEC’s Rules.  In order to include information with respect to a stockholder proposal in our proxy statement and form of proxy for a stockholders’ meeting, stockholders must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the U.S. Securities and Exchange Commission (the “SEC”). Under Rule 14a-8, a stockholder’s proposal must be received at our principal executive offices not less than 120 calendar days prior to the first anniversary of the date our proxy statement was released to stockholders in connection with the preceding year’s annual meeting. Thus, in order for a stockholder’s proposal to be considered for inclusion in our proxy statement and proxy card for the 2012 annual meeting, the proposal must be received at our corporate offices on or before December 30, 2011, unless the date of our 2012 annual meeting is more than 30 days before or after June 2, 2012, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals.  A stockholder recommendation for nomination of a person for election to our Board or a proposal for consideration at our 2012 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Compliance with our bylaw requirements will entitle the proposing stockholder only to present such nominations or proposals before the stockholder meeting, not to have the nominations or proposals included in our proxy statement or proxy card. Any such nomination or proposal may be made only by persons who are stockholders of record on the date on which such notice is given and on the record date for determination of stockholders entitled to vote at that meeting. In addition, no such nomination or proposal may be brought before an annual meeting by a stockholder unless that stockholder has given timely written notice in proper form of such nomination or proposal to our corporate Secretary, as more particularly set forth in Article II of our bylaws. Any stockholder desiring to submit a nomination or proposal for action at our 2012 annual meeting of stockholders should deliver the proposal to our corporate Secretary at our corporate office at TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403 no earlier than February 3, 2012 and no later than March 5, 2012, in order to be presented at the 2012 annual meeting of stockholders.

The full text of the bylaw provisions referred to above (which also set forth requirements and limitations as to stockholder nominations or proposals to be considered at any special meeting) may be obtained by contacting our corporate Secretary at TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403, by telephone at (910) 332-1700, or by facsimile at (910) 332-1701.

Stockholders Sharing the Same Last Name and Address

The SEC rules permit nominees to participate in a practice known as “householding,” which means that only one copy of the proxy statement and annual report will be sent to multiple stockholders who share the same address unless other instructions are provided to us. Householding is designed to reduce printing and postage costs and, therefore, results in cost savings for us. If you receive a householded mailing this year and would like to have additional copies of our proxy statement and/or annual report mailed to you, or if you would like to opt out of this practice for future mailings, please contact your Nominee or submit your request to our corporate Secretary at TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403, by telephone at (910) 332-1700, or by facsimile at (910) 332-1701. Upon receipt of any such request, we agree to promptly deliver a copy of our proxy statement and/or annual report to you. In addition, if you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact us using the contact information set forth above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 28, 2011, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of the named executive officers, and (iv) all of our directors and executive officers as a group.

		Approximate
		Percentage of
	Amount and Nature of	Shares Beneficially
Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)	Owned(2)

5% Stockholders
Delphi Ventures and Affiliated Entities(3)	3,206,734	15.4%
Advanced Technology Ventures and Affiliated Entities(4)	2,087,906	10.0%
Cutlass Capital and Affiliated Entities(5)	1,996,360	9.6%
Sapient Capital, L.P.(6)	1,613,090	7.7%
Thomas Weisel Healthcare Venture Partners, L.P. and Affiliated Entities(7)	1,109,845	5.3%
Capital World Investors(8)	1,319,255	6.3%
Named Executive Officers and Directors
Richard Randall(9)	679,376	3.2%
Ken Reali(10)	99,960	0.5%
Michael Carusi(11)	2,117,906	10.1%
Mitchell Dann(12)	1,687,190	8.1%
Paul LaViolette(13)	35,000	*
Jonathan Osgood(14)	2,026,360	9.7%
James Shapiro(15)	1,139,845	5.5%
David Simpson	10,000	*
Robert Martin(16)	79,247	*
Joseph Slattery(17)	136,660	*
Dwayne Montgomery(18)	43,740	*
Rick Feiler(19)	36,332	*
Steve Ainsworth(20)	16,643	*
Mukesh Ramchandani(21)	24,998	*
All Executive Officers and Directors as a Group (14 persons)	8,133,257	37.8%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each stockholder is c/o TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403.

(2)	This table is based upon information supplied by our officers and directors, and with respect to principal stockholders, Schedules 13G and 13G/A, as well as Forms 4, filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 20,877,594 shares of common stock outstanding as of March 28, 2011. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 28, 2011, are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. Except as otherwise noted, we believe that each of the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

(3)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2010. Consists of (i) 2,236,272 shares held by Delphi Ventures VI, L.P. (“DV VI”), (ii) 22,362 shares held by Delphi BioInvestments VI, L.P. (“DBI VI”), (iii) 886,939 shares held by Delphi Ventures VIII, L.P. (“DV VIII”), and 8,661 shares held by Delphi BioInvestments VIII, L.P. (“DBI VIII”). Delphi Management Partners VI, L.L.C. is the general partner of each of DV VI and DBI VI and may be deemed to have sole voting and dispositive power with respect to the shares owned by DV VI and DBI VI. Delphi Management Partners VIII, L.L.C. is the general partner of each of DV VIII and DBI VIII and may be deemed to have sole voting and dispositive power with respect to the shares owned by DV VIII and DBI VIII. The managing members of each of Delphi Management Partners VI, L.L.C. and Delphi Management Partners VIII, L.L.C. are James J. Bochnowski, David L. Douglass, Douglas A. Roeder, John F. Maroney and Deepika R. Pakianathan (collectively, the “Delphi Managing Members”). The Delphi Managing Members may be deemed to have shared voting and dispositive power with respect to each of the shares listed above. Delphi Management Partners VI, L.L.C., Delphi Management Partners VIII, L.L.C. and each of the Delphi Managing Members disclaims beneficial ownership of the shares except to the extent of their indirect pecuniary interest therein. In addition, Mr. Douglass has sole voting and dispositive power with respect to 30,000 shares not disclosed in the first sentence of this footnote 3, Mr. Roeder has sole voting and dispositive power with respect to 22,000 shares not disclosed in the first sentence of this footnote 3 and Mr. Pakianathan has sole voting and dispositive power with respect to 500 shares not disclosed in the first sentence of this footnote 3. The address for all entities and individuals affiliated with Delphi Ventures is 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, CA 94025.

(4)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2009. Consists of (i) 1,956,068 shares held by Advanced Technology Ventures VII, L.P. (“ATV VII”), (ii) 78,496 shares held by Advanced Technology Ventures VII (B), L.P. (“ATV VII-B”), (iii) 37,731 shares held by Advanced Technology Ventures VII (C), L.P. (“ATV VII-C”), (iv) 11,655 shares held by ATV Entrepreneurs VII, L.P. (“ATV VII-E” and together with ATV VII, ATV VII-B, and ATV VII-C, collectively referred to as the “ATV VII Entities”), and (v) 3,956 shares held by ATV Alliance 2002, L.P. (“ATV A 2002” and together with the ATV VII Entities, the “ATV Entities”). ATV Associates VII, L.L.C. (“ATV A VII”) is the general partner of each of the ATV VII Entities and exercises voting and dispositive power over the shares held by the ATV VII Entities. ATV Alliance Associates, L.L.C. (“ATV Alliance”) is the general partner of ATV A 2002 and exercises voting and dispositive power over the shares held by ATV A 2002. Voting and dispositive decisions of ATV A VII are made by a board of five managing directors (the “ATV Managing Directors”), including Michael Carusi, one of our directors. Each of the ATV Managing Directors disclaims beneficial ownership of the shares held by the ATV VII Entities except to the extent of their respective indirect pecuniary interest therein. Voting and dispositive decisions of ATV Alliance are made by its sole manager, Jean George, who disclaims beneficial ownership of the shares held by ATV A 2002. Each of ATV A VII and ATV Alliance disclaims beneficial ownership of any shares held by any of the ATV Entities. The address for all entities and individuals affiliated with Advanced Technology Ventures is 1000 Winter Street, Suite 3700, Waltham, MA 02451.

(5)	Based on information set forth in a Schedule 13G filed with the SEC on February 9, 2011. Consists of (i) 1,755,752 shares held by Cutlass Capital, L.P., (ii) 126,133 shares held by Cutlass Capital Principals Fund, L.L.C., and (iii) 114,475 shares held by Cutlass Capital Affiliates Fund, L.P. Jonathan Osgood, one of our directors, is one of two managing members of Cutlass Capital Management, L.L.C., which is the general partner of each of Cutlass Capital, L.P. and Cutlass Capital Affiliates Fund, L.P. Mr. Osgood is also one of two managing members of Cutlass Capital Principals Fund, L.L.C. Mr. Osgood has shared voting and investment power over the shares held by each of Cutlass Capital, L.P., Cutlass Capital Principals Fund, L.L.C. and Cutlass Capital Affiliates Fund, L.P. Mr. Osgood disclaims beneficial ownership of the shares held by Cutlass Capital, L.P., Cutlass Capital Principals Fund, L.L.C. and Cutlass Capital Affiliates Fund, L.P., except to the extent of his proportionate pecuniary interest in them. The address for all entities and individuals affiliated with Cutlass Capital is 229 Marlborough Street, Boston, MA 02116.

(6)	Based on information set forth in a Schedule 13G filed with the SEC on November 20, 2007. Mitchell Dann, one of our directors, is the managing member of Sapient Capital Management, L.L.C., which is the general partner of Sapient Capital Management L.P., which is the general partner of Sapient Capital, L.P. Mr. Dann has sole voting and investment power over the shares held by Sapient Capital, L.P. Each of Sapient Capital Management, L.L.C., Sapient Capital Management L.P. and Mr. Dann disclaims beneficial ownership of the shares held by Sapient Capital, L.P., except to the extent of their respective proportionate pecuniary interest therein. The address for Sapient Capital is 4020 Lake Creek Drive, P.O. Box 1590, Wilson, WY 83014.

(7)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2011. Consists of (i) 1,029,545 shares held directly by Thomas Weisel Healthcare Venture Partners, L.P. (“TWHVP”),

(ii) 78,695 shares held directly by Kearny Venture Partners, L.P. (“KVP”), and (iii) 1,605 shares held directly by Kearny Venture Partners Entrepreneurs’ Fund, L.P. (“KVPEF”). Thomas Weisel Healthcare Venture Partners L.L.C. (“TWHVP LLC”) is the general partner of TWHVP and has shared voting and dispositive power with respect to the shares held by TWHVP. Kearny Venture Associates, L.L.C. (“KVA”) is the general partner of both KVP and KVPEF and has shared voting and dispositive power with respect to the shares held by KVP and KVPEF. Each of James M. Shapiro (“Shapiro”) and Richard Spalding (“Spalding”) is (i) an affiliate of TWHVP LLC, and (ii) a Managing Member of KVA. Each of Spalding and Shapiro may be deemed to have shared voting power with respect to the shares held directly by TWHVP, KVP and KVPEF. The address for each of the foregoing entities is 88 Kearny Street, 2nd Floor, San Francisco, California 94108.

(8)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2011. Capital World Investors, a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of 1,319,255 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(9)	Includes 115,041 shares subject to options exercisable within 60 days of March 28, 2011.

(10)	Includes 99,960 shares subject to options exercisable within 60 days of March 28, 2011.

(11)	Consists of the shares identified in footnote 4 and 30,000 shares subject to options exercisable within 60 days of March 28, 2011, which options are held directly by Mr. Carusi. Mr. Carusi is one of our directors and is a managing director of ATV Associates VII, LLC. Mr. Carusi disclaims beneficial ownership of the shares held by the ATV Entities except to the extent of his proportionate pecuniary interest therein.

(12)	Consists of the shares identified in footnote 6, 44,100 shares held directly by Mr. Dann, and 30,000 shares subject to options exercisable within 60 days of March 28, 2011, which options are held directly by Mr. Dann. Mr. Dann is one of our directors and is the managing member of Sapient Capital Management, L.L.C., which is the general partner of Sapient Capital Management L.P., which is the general partner of Sapient Capital, L.P. Mr. Dann has sole voting and dispositive power over the shares held by Sapient Capital, L.P. Mr. Dann disclaims beneficial ownership of the shares held by Sapient Capital, L.P., except to the extent of his proportionate pecuniary interest therein.

(13)	Includes 35,000 shares subject to options exercisable within 60 days of March 28, 2011.

(14)	Consists of the shares identified in footnote 5, and 30,000 shares subject to options exercisable within 60 days of March 28, 2011, which options are held directly by Mr. Osgood. Mr. Osgood is one of our directors and is one of two managing members of Cutlass Capital Management, L.L.C., which is the general partner of each of Cutlass Capital, L.P. and Cutlass Capital Affiliates Fund, L.P. Mr. Osgood is also one of two managing members of Cutlass Capital Principals Fund, L.L.C. Mr. Osgood has shared voting and dispositive power over the shares held by each of Cutlass Capital, L.P., Cutlass Capital Principals Fund, L.L.C. and Cutlass Capital Affiliates Fund, L.P. Mr. Osgood disclaims beneficial ownership of the shares held by Cutlass Capital, L.P., Cutlass Capital Principals Fund, L.L.C. and Cutlass Capital Affiliates Fund, L.P., except to the extent of his proportionate pecuniary interest therein.

(15)	Consists of the shares identified in footnote 7, and 30,000 shares subject to options exercisable within 60 days of March 28, 2011, which options are held directly by Mr. Shapiro. Mr. Shapiro is one of our directors and is an affiliate of TWHVP LLC, the general partner of TWHVP, and has shared voting and dispositive power over the shares held by TWHVP. Mr. Shapiro is also a managing member of KVA, which is the general partner of both KVP and KVPEF, and has shared voting and dispositive power with respect to the shares held by KVP and KVPEF. Mr. Shapiro disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

(16)	Includes 79,247 shares subject to options exercisable within 60 days of March 28, 2011.

(17)	Includes 96,660 shares subject to options exercisable within 60 days of March 28, 2011.

(18)	Includes 43,740 shares subject to options exercisable within 60 days of March 28, 2011.

(19)	Includes 36,332 shares subject to options exercisable within 60 days of March 28, 2011.

(20)	Includes 16,643 shares subject to options exercisable within 60 days of March 28, 2011.

(21)	Includes 24,998 shares subject to options exercisable within 60 days of March 28, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions that have occurred since January 1, 2009 to which we were a party or will be a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, nominee for director, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Registration Rights for Holders of our Formerly Outstanding Preferred Stock

In September 2005, we and the holders of our previously outstanding preferred stock entered into a third amended and restated investors’ rights agreement, which was subsequently amended in August 2007. Holders of our previously outstanding preferred stock include Advanced Technology Ventures and its affiliated entities, Delphi Ventures and its affiliated entities, Cutlass Capital and its affiliated entities, Sapient Capital, and Thomas Weisel Healthcare Venture Partners and its affiliated entities, each a holder of more than 5% of our outstanding common stock. On October 22, 2007, in connection with the closing of our initial public offering, all of the outstanding shares of preferred stock were converted into 10,793,165 shares of common stock.

Under the third amended and restated investors’ rights agreement, the former holders of our preferred stock have the right to require us to register their shares with the SEC, or to include their shares in any registration statement we file, so that the shares may be publicly resold.

Demand Registration Rights

Beginning April 22, 2008, the holders of a majority of the shares issuable upon conversion of the preferred stock have the right to demand, on not more than two occasions (subject to limited exceptions), that we file a registration statement on Form S-1 under the Securities Act of 1933, having an aggregate offering price to the public of not less than $5,000,000, in order to register the shares registrable under such registration rights. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of the shares subject to these registration rights may require us to file up to two registration statements on Form S-3 per year with respect to shares of common stock having an aggregate offering price to the public of at least $500,000, subject to certain exceptions.

Piggyback Registration Rights

If we register any shares of our capital stock for public sale, holders of the shares of common stock issued on conversion of our preferred stock will have the right to include their shares in the registration. The underwriters of any underwritten public offering will have the right to limit the number of shares to be included in the registration, provided that the holders of the registrable shares shall not be reduced to less than 20% of the aggregate shares offered.

The demand, Form S-3 and piggyback registration rights described above will terminate on the earlier of (i) the date after the closing of our initial public offering on which all shares subject to such registration rights may immediately be sold under Rule 144 during any 90-day period, or (ii) the fourth anniversary of the closing of our initial public offering.

Indemnification of Directors and Executive Officers

We have entered into an indemnification agreement with each of our directors and certain of our executive officers. These indemnification agreements and our amended and restated certificate of incorporation and bylaws indemnify each of our directors and certain of our officers to the fullest extent permitted by the Delaware General Corporation Law.

Review, Approval or Ratification of Transactions with Related Persons

As provided in our audit committee charter, all related party transactions are to be reviewed and pre-approved by our audit committee. A “related party transaction” is defined to include any transaction or series of transactions exceeding $120,000 in which we are or stand to be a participant and any related person has or will have a material interest. Related persons would include our directors, executive officers, nominees for director (and immediate family members of our directors and executive officers), and persons controlling over five percent of our outstanding common stock (and immediate family members of such persons). In determining whether to approve a related party transaction, the audit committee will generally evaluate the transaction in terms of: (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated third parties or to employees generally. The audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee’s deliberations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors and Nominees for Director

Pursuant to our amended and restated certificate of incorporation and amended and restated bylaws, our Board currently consists of eight persons. Our Board is divided into three classes serving staggered terms of three years. The Class I directors, James Shapiro and Paul LaViolette, are scheduled to serve until the Annual Meeting. Joseph Slattery, who was previously a Class I director, resigned as a director effective April 19, 2010 in connection with his appointment as Executive Vice President and Chief Financial Officer of the Company. On June 15, 2010, the Board appointed David Simpson to serve as a director and to succeed Mr. Slattery as Chairperson of the Audit Committee of the Board. The Board also appointed Ken Reali to serve as a director, effective January 4, 2011, in connection with his appointment as the Company’s President and Chief Executive Officer. The Class II directors, which now consist of Michael Carusi, Jonathan Osgood, and Ken Reali, are scheduled to serve until the annual meeting of stockholders in 2012. The Class III directors, which now consist of Richard Randall, Mitchell Dann, and David Simpson, are scheduled to serve until the annual meeting of stockholders in 2013.

In the event that any person nominated as a Class I director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

The names of the Class I nominees for election to our Board at the Annual Meeting, their ages as of the Record Date, and certain information about them are set forth below. The names of the current Class II and Class III directors with unexpired terms, their ages as of the Record Date, and certain information about them are also stated below.

			Director
Name	Age	Principal Occupation	Since

Nominees for Class I Directors
James Shapiro	52	General Partner, Kearny Venture Partners	2005
Paul LaViolette	53	Venture Partner, SV Life Sciences	2008
Continuing Class II Directors
Michael Carusi	45	General Partner, Advanced Technology Ventures	2003
Jonathan Osgood	61	Managing Member, Cutlass Capital, L.L.C.	2002
Ken Reali	45	President and Chief Executive Officer of TranS1 Inc.	2011
Continuing Class III Directors
Richard Randall	58	Chief Executive Officer of Avantis, Inc.	2002
Mitchell Dann	50	Managing member, Sapient Capital Management, LLC	2000
David Simpson	64	Former Executive Vice President of Stryker Corporation	2010

Nominees for Terms Expiring at the Annual Meeting

Class I Directors

James Shapiro has served as a member of our Board since September 2005. Mr. Shapiro has served as a General Partner of Kearny Venture Partners, a venture capital firm, and its predecessor, Thomas Weisel Healthcare Venture Partners, since March 2003. Since January 2000, Mr. Shapiro has also been a General Partner of ABS Healthcare Ventures. Mr. Shapiro serves on the Board and audit committee of Hansen Medical, Inc., a publicly traded medical device company, as well as on the boards and committees of several privately-held medical device companies. Mr. Shapiro received an A.B. degree in Molecular Biology from Princeton University and an M.B.A degree from the Stanford University Graduate School of Business.

Mr. Shapiro’s experience and attributes qualify him to serve on our Board for several reasons. From 1985 to 1999, Mr. Shapiro led Alex. Brown & Sons healthcare investment banking practice on the West Coast, providing financing and M&A advisory services to both emerging growth and established healthcare companies. Mr. Shapiro also brings experience as a medical technology investor, serving on several boards of emerging growth companies in that sector.

Paul LaViolette has served as a member of our Board since August 2008. Mr. LaViolette became a venture partner at SV Life Sciences in January 2011 and brings over 28 years of global medical technology marketing and general management experience. He was most recently Chief Operating Officer at Boston Scientific Corporation, or BSC, a medical device leader with over $8 billion in revenues. During his 15 years at BSC, he served as Chief Operating Officer, Group President, President-Cardiology and President-International as the company grew its revenues by over 20 times. Mr. LaViolette integrated two dozen acquisitions and led extensive product development, operations and worldwide commercial organizations. He previously held marketing and general management positions at CR Bard, and various marketing roles at Kendall (Tyco). Mr. LaViolette currently serves on the boards of Direct Flow Medical, Cameron Health, Conceptus, DJO Global, ValenTx, Inc., DC Devices, Thoratec and CardioFocus. He currently chairs the compensation committee of Thoratec and DC Devices, and serves as a member on the compensation committee of ValenTx and Direct Flow Medical and on the audit committee of Conceptus. He previously served on the board of Urologix, Percutaneous Valve Technologies and the Advanced Medical Technology Association, the largest medical device trade organization in the world. Mr. LaViolette received a B.A degree in Psychology from Fairfield University and an M.B.A. degree from Boston College.

Mr. LaViolette’s experience and attributes qualify him to serve on our Board for several reasons. Mr. LaViolette’s vast medical technology operating experience makes him knowledgeable in the areas of product launches, new product development, clinical and regulatory affairs, plant management, quality systems, international sales and marketing, acquisitions and integrations, and income statement management.

Directors Whose Terms Extend Beyond the Annual Meeting

Class II Directors — Terms Expiring at the 2012 Annual Meeting of Stockholders

Michael Carusi has served as a member of our Board since April 2003. He has served as a General Partner at Advanced Technology Ventures, a venture capital firm, since October 1998. Mr. Carusi has served on the board of directors of XTENT, Inc., which was a public company until recently, as well as on the boards, audit committees and compensation committees of several other privately-held life sciences and medical device companies. Mr. Carusi received a B.S. degree in Mechanical Engineering from Lehigh University and an M.B.A. degree from the Amos Tuck School of Business at Dartmouth College.

Mr. Carusi’s experience and attributes qualify him to serve on our Board for several reasons. As a result of serving on the boards of another public and several privately-held life science and medical device companies, Mr. Carusi has gained vast experience in analyzing and evaluating such companies’ financial statements and operations. Mr. Carusi has also been involved in the management of, or invested in over sixteen separate medical device and biopharmaceutical companies.

Jonathan Osgood has served as a member of our Board since March 2002. In 2001, Mr. Osgood co-founded, and is a managing member of, Cutlass Capital, L.L.C., a venture capital firm that invests exclusively in the healthcare industry. Mr. Osgood also serves as a member of the board of directors of several privately-held medical device companies and as a member of the compensation committee of two such companies. Mr. Osgood is a Certified Financial Analyst and received a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from the Amos Tuck School of Business at Dartmouth College.

Mr. Osgood’s experience and attributes qualify him to serve on our Board for several reasons. Virtually all of his 37 year business career has been spent in and around the health care industry. From 1984 until 2000, Mr. Osgood led Alex. Brown & Sons’ and Deutsche Bank’s Health Care Research practice, where he advised clients in their health care investing strategy. From 2001 to the present, as a managing member of Cutlass Capital, L.L.C., Mr. Osgood has been investing in privately owned health care companies, primarily in the medical device space. As a result of this experience, Mr. Osgood has broad and deep experience in working with and analyzing health care companies, and has developed a large network of health care company executives, entrepreneurs, physicians, investment bankers and venture capitalists.

Ken Reali has been our Chief Executive Officer and a member of our Board since January 4, 2011 and our President since January 2010. Mr. Reali was initially hired by us as our President and Chief Operating Officer in January 2010. He joined us from Smith & Nephew where he spent 5 years in various general management roles, including most recently as Senior Vice President and General Manager of the Biologics and Clinical Therapies Business. Prior to joining Smith & Nephew, Mr. Reali held senior marketing, sales and product development positions at Stryker for 7 years. Prior to joining Stryker, Mr. Reali worked as a territory and product manager at Biomet for 8 years. Mr. Reali received a B.S. degree in Business from Valparaiso University.

Mr. Reali has extensive experience and attributes that qualify him to serve on our Board beyond serving as our President and Chief Executive Officer. He has over 21 years of general management, sales, product development, reimbursement and marketing experience with leading medical device and orthopedic companies. His broad experience in management, product development, and marketing has given him valuable insight in assessing overall business strategies and risks and will enable him to expand our business globally.

Class III Directors — Terms Expiring at the 2013 Annual Meeting of Stockholders

Richard Randall has been a member of our Board since June 2002 and was appointed the Chief Executive Officer of Avantis, Inc., a privately held medical device company, in April 2011. He served as our Chief Executive Officer from June 2002 until January 2011 and as our President from June 2002 until January 2010. Mr. Randall was appointed as our Executive Chairman of the Board on January 4, 2011 following his resignation as our Chief Executive Officer. Mr. Randall is currently serving as the Chairman of the Board and is continuing to assist management in the transition of the Chief Executive Officer role to Ken Reali. From June 2000 to June 2002, Mr. Randall served as President and Chief Executive Officer of Incumed, Inc., a privately-held medical device incubator company. He was President, Chief Executive Officer and a director of Innovasive Devices, Inc., a developer, manufacturer and marketer of arthroscopic surgical products which was acquired by the Ethicon Division of Johnson & Johnson in 2000, from January 1994 to February 2000. Mr. Randall served as President and Chief Executive Officer of Conceptus, Inc. from December 1992 to July 1993 and Chief Financial Officer from December 1992 to January 1995. He served as President and Chief Executive Officer of Target Therapeutics, Inc., an interventional neurovascular medical device company which was acquired by Boston Scientific Corporation in 1997, from June 1989 to May 1993, and was a director of Target Therapeutics from June 1989 to April 1997. Mr. Randall received a B.S. degree in Biology and Science Education from State University College of New York at Buffalo.

Mr. Randall has substantial experience and attributes that qualify him to serve as the Executive Chairman of the Board. He has been in the medical device industry for over 30 years and has served as the chief executive officer of both private and public medical device companies for over 20 years, including as our Chief Executive Officer for over 8 years. He has broad experience in management, sales, sales management and he has contacts in the medical device industry throughout the world.

Mitchell Dann has served as a member of our Board since September 2000. Mr. Dann is the founder and managing member of Sapient Capital Management, LLC, the general partner of the general partner of Sapient Capital, L.P., a venture capital firm specializing in the medical device industry. Previously, Mr. Dann was President of M. Dann & Co., Inc., a venture capital advisory firm, and was a co-founder of Urologix, Inc., a publicly traded medical device company (NASDAQ: ULGX), where he served as a director from 1991 until 2005, including as Chairman of the Board from 1993 until 2003. In February 2008, Mr. Dann was re-named as a director and Chairman of the Board of Urologix, Inc. Mr. Dann also serves as a member of the board of directors and the compensation committee of two privately-held medical device companies, and is the Chairman of the Board of one of such private companies. Mr. Dann received a B.S. degree in Engineering from the University of Vermont.

Mr. Dann’s experience and attributes qualify him to serve on our Board for several reasons. He brings with him 27 years of experience with development and growth stage companies in the field of medical devices. He has performed a significant amount of strategy work as a venture capitalist, board member and consultant. In addition to having vast knowledge about the medical device industry, Mr. Dann has significant experience identifying new technologies, developing and validating new technology and clinical utility, and obtaining regulatory approval and reimbursement. Moreover, Mr. Dann has served as the interim Chief Executive Officer of Urologix during three different periods of its development and has founded two medical device companies and a biotech company.

David Simpson, has served as a member of our Board and Chairman of the Audit Committee since June 2010. Mr. Simpson has been serving as a director of Kinetic Concepts, Inc., a public medical technology company, since June 2003. From 2002 to 2010, Mr. Simpson served as a director of RTI Biologics, a public medical technology company. From 2002 to his retirement in 2007, Mr. Simpson served as Executive Vice President of Stryker Corporation, a worldwide medical products and services company. From 1987 to 2002, he served as Vice President, Chief Financial Officer and Secretary of Stryker Corporation. Mr. Simpson has a B.B.A. degree in accounting and finance from Western Michigan University and is a graduate of the Advanced Management Program at Harvard Business School.

Mr. Simpson has substantial experience and attributes that qualify him to serve on the Board and as Chairman of the Audit Committee. He has over 20 years of experience with public medical device companies and extensive leadership and oversight experience in the healthcare industry. He has recently served as the Chairman of the Audit Committee for RTI Biologics, Inc. and continues to serve as a member of the Audit and Compliance Committees of Kinetic Concepts, Inc. In addition, Mr. Simpson has extensive finance and accounting experience, having served as a chief financial officer for nearly 20 years and as an accountant at a major accounting firm for over 9 years. His expertise in financial matters and his vast experience in the healthcare industry enable him to make valuable contributions to our Board and our Audit Committee.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE TWO DIRECTOR NOMINEES SET FORTH ABOVE.

Board Meetings and Annual Meeting Attendance

Our Board held nine meetings during the fiscal year ended December 31, 2010. Each of the directors serving at the time attended in person or by teleconference at least 75% of the aggregate of all of the meetings held by the Board and any committees of the Board on which such person served during the last fiscal year. Mr. Randall attended the 2010 annual meeting of stockholders.

Our securities are listed on The Nasdaq Global Market and are governed by its listing rules and standards. Our Board has determined that the following six directors satisfy the current “independent director” standards established by Rule 5605(a)(2) of the Nasdaq Listing Rules: Messrs. Carusi, Dann, LaViolette, Osgood, Shapiro and Simpson.

Committees of the Board of Directors

Our Board has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a written charter adopted by our Board, copies of which are posted on our Internet website at www.trans1.com. In addition, we will provide electronic or paper copies of the standing committee charters free of charge, upon request made to our corporate Secretary at TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403, by telephone at (910) 332-1700, or by facsimile at (910) 332-1701. Each committee is described below.

Audit Committee.  The functions of our audit committee include appointing and determining the compensation for our independent auditors, establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls and reviewing and overseeing our independent registered public accounting firm. The chairperson of the audit committee is Mr. Simpson and the other current members are Messrs. Osgood and Carusi. All members of the audit committee are non-employee directors and satisfy the current standards with respect to independence, financial expertise and experience established by Nasdaq and SEC rules. Joseph Slattery, who served as chairperson of the audit committee until April 2010, also satisfied the standards with respect to independence, financial expertise and experience established by Nasdaq and SEC rules. Our Board has determined that Mr. Simpson meets the SEC’s current definition of “audit committee financial expert” as described above in Mr. Simpson’s biography. The audit committee held five meetings during 2010.

Compensation Committee.  The compensation committee reviews and recommends to our Board the salaries and benefits for our executive officers and recommends overall employee compensation policies. The compensation committee also administers our equity compensation plans. The chairman of the compensation committee is Mr. Dann and the other current members are Mr. LaViolette and Mr. Shapiro. All members of the compensation committee are non-employee directors and satisfy the current independence standards established by Nasdaq and SEC rules. The compensation committee held eight meetings during 2010.

The scope of authority of the compensation committee, the role of executive officers in determining or recommending the amount or form of executive and director compensation, and the role of compensation consultants, if any, in determining or recommending the amount or form of executive and director compensation are described below under the heading “Executive Compensation — Role of Compensation Committee.”

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee identifies individuals qualified to serve as members of our Board, recommends to our Board nominees for our annual meetings of stockholders, evaluates our Board’s performance, develops and recommends to our Board corporate governance guidelines and provides oversight with respect to corporate governance and ethical conduct. The chairman of the nominating and corporate governance committee is Mr. Carusi and the other current members are Messrs. Dann, Osgood and LaViolette. All members of the nominating and corporate governance committee are non-employee directors and satisfy the current independence standards established by Nasdaq and SEC rules. The nominating and corporate governance committee held four meetings during 2010.

The nominating and corporate governance committee believes that differences in experiences, knowledge, skills and viewpoints enhance the Board’s performance. Thus, the committee considers such diversity in selecting, evaluating and recommending proposed nominees. However, neither the committee nor the Board has implemented a formal policy with respect to the consideration of diversity for the composition of the Board.

The processes and procedures followed by the nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

Other Committees.  Our Board may establish other committees as it deems necessary or appropriate from time to time.

Director Nomination Process

The process followed by our nominating and governance committee to identify and evaluate director candidates includes, without limitation, requests to Board members, management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the Board. From time to time, we may also use the services of a third-party search firm to identify and evaluate potential director candidates.

In determining whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our nominating and governance committee considers a number of factors, including the candidate’s character and integrity, business acumen, experience in our business and industry, diligence, potential conflicts of interest, and the ability to act in the best interests of all stockholders. The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the qualifications of its directors, considered as a group, should provide a diverse mix of experiences, knowledge, skills and viewpoints.

Our nominating and corporate governance committee also considers properly submitted stockholder recommendations of director candidates. Stockholders who wish to recommend a director candidate for consideration by the nominating and corporate governance committee may do so by submitting the nominee’s comprehensive written resume, including the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, as well as a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the candidate’s resume and consent to: Chairperson of the Nominating and Corporate Governance Committee, c/o TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403. Assuming that an appropriate resume and consent have been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for other director candidates. If the Board determines to nominate a stockholder-recommended candidate and recommends him or her for election, then his or her name will be included in our proxy materials for the next annual meeting. The foregoing policy is subject to our amended and restated certificate of incorporation, bylaws and applicable law.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and governance committee or the Board, by following the procedures set forth above under the caption “Other Business and Stockholder Proposals-Bylaw Requirements for Stockholder Submission of Nominations and Proposals.” However, candidates directly nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy materials for the next annual meeting.

We do not currently pay any fees to any third party to identify or evaluate, or to assist in identifying or evaluating, potential director candidates.

No director nominations by stockholders have been received as of the filing of this proxy statement.

Stockholder Communications to the Board of Directors

Stockholders may submit communications to our Board, its committees or the chairperson of any of its committees or any individual members of the Board by addressing a written communication to: Board of Directors, c/o TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403. Stockholders should identify in their communication the intended addressee. Stockholder communications will be forwarded to our corporate Secretary. The Secretary will acknowledge receipt to the sender, unless the sender has submitted the communication anonymously, and forward a copy of the communication to the addressee or, if the communication is addressed generally to our Board, to our chairperson of the Board.

Board Structure

Chairman of the Board.  Historically, we have chosen not to create a Chairman of the Board position and, until fiscal year 2011, had never appointed anyone to this position. The Board generally believes that it is in the best interests of the Company’s stockholders not to elect the Chief Executive Officer as the Chairman of the Board because it may concentrate too much power or influence in the hands of a single executive and because the Chief Executive Officer should have an obligation to report to the entire Board. However, we have consistently disclosed the Board’s intention to routinely assess whether the appointment of a Chairman of the Board is appropriate in light of changing circumstances.

Effective January 4, 2011, the Board elected to create an Executive Chairman of the Board position and appointed Richard Randall to that position. Mr. Randall was an existing director at the time of his appointment and was our Chief Executive Officer until his resignation from that position, which was effective on January 1, 2011. The Board elected to appoint Mr. Randall as Executive Chairman of the Board in order to allow him to continue to be involved with the management of the Company following his resignation and to assist with the transition of the Chief Executive Officer role to Ken Reali who was appointed to that position on January 4, 2011.

On March 31, 2011, in light of the significant progress that has been made in the transition of the Chief Executive Officer role and the anticipated reduction in the level of responsibility and time commitment required by Mr. Randall, the Compensation Committee of the Board of Directors of the Company determined that Mr. Randall was no longer an executive officer of the Company effective as of that date. However, Mr. Randall is continuing to serve as the Chairman of the Board of Directors. In connection with that role, Mr. Randall receives compensation in accordance with the Company’s standard Board compensation policies applicable to all directors.

Lead Director.  Also effective January 4, 2011, the Board chose to create a Lead Director position and appointed an existing director, Paul LaViolette, as the Lead Director. As Lead Director, Mr. LaViolette will principally be charged with creating agendas for each Board meeting with input from management and other Board members, directing the preparation of materials to be distributed in advance of each Board meeting, presiding over executive sessions of the Board, and taking the lead in structuring and managing Board meetings. The Board felt that, in light of the appointment of Mr. Randall as Executive Chairman of the Board as discussed above, it was important to also appoint a Lead Director at this time to ensure that Board meetings are led and managed by a director who is independent of management. The Board has determined that Mr. LaViolette is an “independent” director for purposes of the Nasdaq Listing Rules.

Role of Board in Risk Oversight Process

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. Each year the Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Board. This enables the Board to coordinate the risk oversight role. However, in addition to the Board, the committees of the Board consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including reviewing the Company’s risk assessment of its compensation policies and practices for its employees, and the Nominating and Corporate Governance Committee oversees the risks associated with the Company’s overall corporate governance policies.

Non-Employee Director Compensation for 2010

Each of our non-employee directors, including our Chairman of the Board, receives an annual cash retainer equal to $18,000 and each non-employee director who serves as a member of our audit committee receives an annual retainer equal to $2,000, while non-employee directors who serve as members of our compensation or nominating and governance committees receive an annual retainer equal to $1,000. In addition to the annual retainers, non-employee directors receive $2,500 for each Board meeting attended in person, $750 for each Board meeting attended telephonically and $750 for each committee meeting attended in person or telephonically. Each non-employee director who serves as the chairperson of our audit committee, compensation committee or nominating and governance committee receives, for services performed in such capacity, an annual retainer of $12,000, $5,000 and $5,000, respectively, in lieu of the retainer amount provided to members of those committees. We reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Each non-employee director first appointed to our Board automatically receives an initial option to purchase 30,000 shares of common stock upon such appointment, which will vest in four equal annual installments. In addition, at each annual meeting, non-employee directors who were non-employee directors for at least six months prior to the annual meeting will automatically receive an option to purchase 10,000 shares of common stock, which will be immediately vested and fully exercisable.

As discussed above, the Board elected to create a Lead Director position and appointed an existing director, Paul LaViolette, as the Lead Director effective as of January 4, 2011. In addition to the amounts paid to the Lead Director for service to the Board or any committee as described above, the Lead Director receives an additional $5,000 per meeting for each regularly scheduled quarterly Board meeting attended in person, $2,500 for each Board meeting attended in person during the year that is not a regularly scheduled meeting, and an additional $750 for each Board meeting attended telephonically that is not a regularly scheduled meeting.

The following table summarizes all compensation paid to our non-employee directors in 2010:

Non-Employee Director Compensation Paid for the 2010 Fiscal Year

	Fees
	Earned
	or Paid	Option
	in Cash	Awards	Total
Name	($)(1)	($)(2)	($)

Michael Carusi	45,500	17,950	63,450
Mitchell Dann	48,500	17,950	66,450
Paul LaViolette	46,250	17,950	64,200
Jonathan Osgood	47,316	17,950	65,266
James Shapiro	38,750	17,950	56,700
Joseph Slattery(3)	15,566	—	15,566
David Simpson	26,750	50,460	77,210

(1)	Reflects cash compensation earned for fiscal year 2010.

(2)	Represents the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718 and excludes the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of the option awards are set forth in footnote 1 of the Summary Compensation Table below.

(3)	Mr. Slattery resigned from the Board in April 2010 in connection with his appointment as the Company’s Executive Vice President and Chief Financial Officer. Mr. Slattery’s aggregate compensation earned in fiscal year 2010, inclusive of fees paid to him in connection with his role as a non-employee director, is included in the Summary Compensation Table. The amounts set forth in this table for Mr. Slattery are not in addition to the amounts set forth in the Summary Compensation Table.

During fiscal year 2010, our non-employee directors were issued options to purchase shares of our common stock as set forth in the following table:

Name	Date of Option Grant	Options Granted(1)

Michael Carusi	06/03/2010	10,000	(2)
Mitchell Dann	06/03/2010	10,000	(2)
Paul LaViolette	06/03/2010	10,000	(2)
Jonathan Osgood	06/03/2010	10,000	(2)
James Shapiro	06/03/2010	10,000	(2)
David Simpson	06/15/2010	30,000	(3)

(1)	All option grants have been made pursuant to the 2007 Plan and have a term of ten years.

(2)	These options were granted in connection with the non-employee directors continuous service to our Board and pursuant to our Board compensation policy. Each of these options vested immediately upon grant.

(3)	These options were granted in connection with Mr. Simpson’s appointment as a director and pursuant to our Board compensation policy.

At the end of fiscal year 2010, each of our non-employee directors held options to purchase the following number of shares of our common stock:

Name	Total Options Held

Michael Carusi	30,000
Mitchell Dann	30,000
Paul LaViolette	50,000
Jonathan Osgood	30,000
James Shapiro	30,000
David Simpson	30,000

Executive Officers

Richard Randall.  Please see Mr. Randall’s biography above, which is included with the director biographies.

Ken Reali.  Please see Mr. Reali’s biography above, which is included with the director biographies.

Joseph Slattery (45) has been our Executive Vice President and Chief Financial Officer since April 2010. Mr. Slattery served as a member of our Board from November 2007 until April 2010 and resigned in connection with his appointment as an officer. From October 1, 2006 through August 3, 2007, Mr. Slattery served as Chief Financial Officer and Senior Vice President of Finance and Information Systems of Digene Corporation, a molecular diagnostics company that was acquired by Qiagen, N.V. in August, 2007. Prior to being appointed Chief Financial Officer, he served as Senior Vice President, Finance and Information Systems, beginning in September 2002. Previously, he served as Vice President, Finance, from July 1999 to September 2002 and as Controller from February 1996 to July 2000. Mr. Slattery serves on the Board of Micromet, Inc., a publicly-held biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases and CVRx, Inc. a privately-held company developing implantable technology for the treatment of hypertension. Mr. Slattery received a B.S. degree in Accountancy from Bentley University and is a Certified Public Accountant.

B. Dwayne Montgomery (43) has been our Vice President of Sales since March 2010. Mr. Montgomery has nearly 20 years of sales leadership, general management and marketing experience with medical device and orthopedic companies. He joined us from Linvatec Corporation where he was most recently Vice President of Sales. Mr. Montgomery was employed at Linvatec Corporation from 2008 until March 2010. Prior to Linvatec Corporation, Mr. Montgomery was the Vice President & General Manager at Smith & Nephew, Inc. from 2003 until 2008 and a Regional Sales Manager at Guidant Corporation from 1993 to 2003. Mr. Montgomery received a B.S. degree in Chemistry and a minor in Biology from the University of North Alabama and an MBA degree from Belmont University.

Rick Feiler (51) has been our Vice President of Marketing since August 2010. Mr. Feiler was hired by us initially as a clinical sales manager in 2006 and has been serving as our Director of Marketing since November 2007. Prior to his employment with us, Mr. Feiler was a regional sales director for Inlet Medical, Inc., a medical device company that specializes in minimally interventional laparoscopic products, from 2005 through 2006, and was an account representative at SurgRx, Inc., a medical device company that provides tissue sealing and hemostasis systems for laparoscopic and open surgery, from 2004 to 2005. Mr. Feiler has over twenty years of experience in sales management, field sales and marketing with leading medical device companies. Mr. Feiler earned a B.A. in Biochemistry and Molecular/Cellular and Developmental Biology from the University of Colorado and an MBA degree from the J. L. Kellogg Graduate School of Management at Northwestern University.

Stephen D. Ainsworth (41) has been our Vice President of Research and Development since October 2010. Dr. Ainsworth was hired by us initially as a Senior Research and Development Engineer in 2002 and has been serving as our Director of Product Development since 2008. Prior to his employment with us, Dr. Ainsworth was a Senior Biomedical Scientist for Closure Medical Corporation, a company that develops and manufactures biomaterial based medical devices, and a Research and Design Engineer from 2000 through 2002 for Coalescent Surgical, Inc., a medical device company with a focus in creating minimally invasive anastomotic devices for use during coronary artery bypass surgery. Prior to 2000, Dr. Ainsworth was a Stent Technical Leader and Design

Engineer for Guidant Corporation, a medical device company with a focus in cardiovascular medical products. Dr. Ainsworth has over 15 years of research and development experience with leading medical device companies. He earned his B.S. degree in Mechanical Engineering from Rensselaer Polytechnic Institute, and his M.S. and Ph.D., both in Bioengineering from Clemson University.

Robert Martin (45) has been our Vice President, EMEA Sales (Europe, Middle East and Africa) since January 2011. Prior to that he was our Vice President, International Sales since July 2007 and our Vice President of International Operations since February 2009. From 2000 to June 2007, Mr. Martin was with Ascension Orthopedics, Inc. a privately held extremity orthopedics company, serving first as Vice President of Global Sales and Marketing and then as President and CEO. From 1999 to 2000, he served as European Sales Manager for Innovasive Devices, Inc. a developer, manufacturer, and marketer of arthroscopic surgical products which was acquired by the Ethicon Division of Johnson & Johnson in 2000. From 1996 to 1999, Mr. Martin served as Sales and Marketing Manager for three divisions of Stryker Inc. (Canada), a publicly traded global orthopedic company. Mr. Martin received a B.A. degree in Physical Education from the University of Western Ontario.

Mukesh Ramchandani (45) has been our Vice President, Business and Market Development since January 2011. Prior to that, he was our Vice President of Business Development since June 2008. Mr. Ramchandani has over 15 years experience in the life science industry, with experience ranging from research to marketing, business development and corporate strategy. Prior to joining us, Mr. Ramchandani was at Kowa Research Institute, a US affiliate of a Japanese pharmaceutical company, Kowa Company Ltd. At Kowa, Mr. Ramchandani was responsible for all in-licensing, out-licensing and acquisitions. Prior to Kowa, Mr. Ramchandani started a device import and sales company called OBX Medical. Mr. Ramchandani also served at Baxter for 5 years, starting as a Senior Marketing Manager and for the last 3 years as Director, Global New Business. Mr. Ramchandani was also part of the Drug Discovery team at Pfizer from 1990 through 1994. Mr. Ramchandani received a B.S. in Chemistry from Campbell University, a M.S. in Organic Chemistry from East Carolina University and an MBA from UNC-Chapel Hill’s Kenan-Flagler School of Business.

Former Executive Officers

Rick Simmons (47) was our Vice President, Marketing and Sales from November 2003 through March 2010. From 2000 to 2003, Mr. Simmons served as Vice President of Sales and Marketing at Nuvasive, Inc., a publicly traded minimally invasive spinal platform technology and implant company. From 1997 to 2000, he served as Vice President, Global Marketing and Sales of Innovasive Devices, Inc., a developer, manufacturer and marketer of arthroscopic surgical products which was acquired by the Ethicon Division of Johnson & Johnson in 2000. From 1995 to 1997, Mr. Simmons served as Director of Marketing, Managed Care and Business Development of Genzyme Tissue Repair, Inc., a human tissue engineering technology company serving the orthopaedic surgical sports medicine market and publicly traded division within Genzyme Corporation. Mr. Simmons received a B.A. degree in Exercise Physiology from the California State University at Northridge. Mr. Simmons employment with the Company was terminated in June 2010.

William Jackson (58) was our Vice President, Regulatory, Clinical and Quality from May 2007 through January 2010. Mr. Jackson has over 29 years of regulatory experience, including responsibility for regulatory and clinical affairs at St. Jude Medical, Inc., and holding senior positions in regulatory and clinical affairs at Genetic Laboratories, Neuromed and Intermedics, Inc. Mr. Jackson also founded W.F. Jackson Associates, Ltd., a regulatory affairs consulting business for medical device companies, in 1991, and has served as its President since that time. Mr. Jackson received a B.A. degree in Zoology and Chemistry from Concordia College and an M.B.A. degree from the University of Minnesota (Moorhead). Mr. Jackson resigned as Vice President of Regulatory, Clinical and Qualify Control, effective January 20, 2010.

Michael Luetkemeyer (60) was our Chief Financial Officer from April 2007 through March 2010. Prior to that, Mr. Luetkemeyer held various positions with Micromuse, Inc., a network management software provider that was acquired by IBM in 2006, including Chief Financial Officer from October 2001 to January 2005, interim Chief Executive Officer from January 2003 to August 2003, and Senior Vice President from February 2005 to March 2006. Mr. Luetkemeyer also served as a member of the Board of Micromuse from January 2003 to February 2005. Prior to joining Micromuser, he served as Chief Financial Officer of Aprisma Management Technologies, a network management software provider, from 2000 until October 2001, and held a variety of senior finance positions at GE Aerospace, GE Semiconductor and GE Plastics for more than ten years. Mr. Luetkemeyer received a B.S. degree in Finance from Southwest Missouri State, an M.A. degree in Economics from the University of Missouri (St. Louis) and a B.S. degree in Accounting from Rollins College. Mr. Luetkemeyer resigned as Chief Financial Officer, effective March 31, 2010.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in the ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such forms submitted to us during the year ended December 31, 2010, we believe that all Section 16(a) filing requirements applicable to our officers and directors were complied with.

Code of Ethics and Code of Conduct

We have adopted a Code of Ethics for Principal Executive and Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. This document is intended to be a “code of ethics” for purposes of the rules promulgated by the SEC. We have also adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees. The codes reflect our values and the business practices and principles of behavior that support our commitment to maintaining the highest standards of business conduct and ethics. The codes are posted on our website at www.trans1.com under “Investor Relations — Corporate Governance.” We will provide you with print copies of our codes free of charge on written request to our corporate Secretary at TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403. We will post any amendment to the codes, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq Global Market, on our website promptly following the date of such amendment or waiver.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for fiscal year 2010 should be read together with the compensation tables and related disclosures set forth below.

Our Compensation Philosophy and Objectives

The primary objective of our executive compensation program is to attract and retain talented executives to lead us and create value for our stockholders. In order to achieve our objective, we believe that our compensation program must provide a total compensation package that is competitive with other similarly-sized companies in the medical device industry. Our executive compensation program for each named executive officer generally consists of a base salary, an annual short-term incentive payment based upon the achievement of corporate and/or personal objectives, and long-term equity-based incentive awards, which to date have been in the form of stock options. The equity component of our compensation is designed to align executive officers compensation with our goal of creating long-term value for our stockholders. In fiscal year 2010, we did not make any significant changes to our compensation philosophy or objectives.

Role of Compensation Committee

Our Compensation Committee was appointed by our Board, and consists entirely of directors who are independent directors under the Nasdaq Listing Rules, “outside directors” for purposes of Section 162(m) of the Code, and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee reviews and recommends to our Board our executive compensation and benefit policies. Our Compensation Committee is responsible for, among other things, analyzing individual and corporate achievements and recommending to our Board appropriate compensation packages for our executive officers. In addition, our Compensation Committee administers our equity-based compensation plans. Our Compensation Committee met eight times during fiscal year 2010.

Our Compensation Committee believes that, to attract and retain sufficient executive talent, it is appropriate to compensate our executive officers at a level comparable to the compensation amounts provided to executives at comparable medical device companies, subject to the individual’s experience and expected contribution to us, and the other factors discussed herein.

The Compensation Committee has not established any formal policies or guidelines for allocating between long-term and currently paid out compensation, or between cash and non-cash compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, our Compensation Committee relies on its judgment about each individual’s experience and performance in a rapidly changing business environment rather than adopting a formulaic approach to compensatory decisions that are too narrowly responsive to short-term changes in business performance.

The Compensation Committee considered compensation information provided by Equilar, an executive compensation data provider, when making compensation decisions for fiscal year 2010. Equilar was charged with providing executive compensation data for officers at companies within the Company’s peer group. The Compensation Committee considered the information provided by Equilar, as well as information provided by Radford in 2009, however, neither firm provided an assessment of the Company’s executive compensation or provided recommendations for the Company’s executive compensation for 2010. Furthermore, the Compensation Committee did not rely on the information provided by Equilar exclusively and retains the ultimate responsibility of determining and recommending executive compensation to our Board. Executive compensation is ultimately approved by our Board.

Role of Executive Officers on Compensation Committee

Our Compensation Committee solicits input from our Chief Executive Officer and Chief Financial Officer, in determining executive compensation, in particular with respect to salary, short-term incentive compensation and option grant awards to our executive officers. While our Chief Executive Officer and Chief Financial Officer discuss their recommendations with the Compensation Committee, neither of them participate in deliberation or determination with respect to their own compensation. None of our other executive officers participate in the Compensation Committee’s discussions regarding executive compensation.

Benchmarking

We believe the components of our current compensation program, which include base salary, short-term cash incentive payments and long-term equity awards, are generally consistent with the compensation components of other comparable medical device companies. Historically, we have not benchmarked total executive compensation, or any component of executive compensation, to that of other companies. However, we have historically reviewed compensation data from other companies as one component of our executive compensation decisions. As discussed above, in fiscal year 2010, we utilized information provided by Equilar, who provided us with peer group data regarding executive compensation. However, this data was only one of several inputs that we relied upon when establishing compensation for our executive officers in 2010.

Compensation Components

Executive compensation currently consists of the following components:

Base Salary

We provide our executive officers with base salaries to compensate them for services rendered during the year. Base salaries provide a guaranteed minimum level of compensation and are necessary to recruit and retain executives. We determine our executive officers’ salaries based upon an assessment of a combination of each executive’s job responsibilities, individual experience and expected level of contribution. As discussed above, we also compare the base salaries paid to our executive officers to those of executive officers serving similar companies within the medical device industry. Our Compensation Committee reviews the salaries of our executive officers annually at the beginning of each calendar year and recommends to our Board changes in salaries based primarily on comparative market data, significant changes in responsibilities during the prior calendar year, individual performance and general market conditions.

When the Company was privately owned, the Compensation Committee relied on the experience of our directors, and compensation surveys for venture capital funded companies in establishing the salaries to be paid to our executive officers. Beginning in 2007, when it became more likely that we would undertake an initial public offering of our common stock, we felt it was more appropriate to compare our executive officers’ base salaries to executive officers at other publicly traded medical device companies in similar development stages. For fiscal year 2010, we compared the base salaries we pay to our executive officers to the base salaries paid by the following publicly traded medical device companies:

• Abiomed	• Micrus Endovascular
• Alphatec Holdings	• AtriCure
• Conceptus	• Cardica
• VNUS Medical Technologies	• Stereotaxis
• Kensey Nash	• DexCom
• Insulet	• Hansen Medical
• Vascular Solutions	• NMT Medical

These “peer group” companies were selected upon the recommendation of our Compensation Committee and data about the salaries paid by these companies was provided by Equilar. The primary factors considered by the

Compensation Committee in selecting these companies were that the companies operate in the medical device industry, total revenues of the companies in fiscal year 2009, and the stage of growth of the companies.

In establishing or evaluating our base salaries relative to the peer group companies, we generally take into account the median base salary for these companies as a general starting point for the analysis. However, we also take into consideration other factors such as our executive officers’ experience level, their responsibility level and expected contributions to our business, and the size (in terms of revenues and profitability) and stage of growth of the companies to which we are comparing the base salary amounts.

Base Salary for Chief Executive Officer.  The base salary for Mr. Randall, our former Chief Executive Officer, was established when he joined us in 2002 and remained at substantially the same level through 2006. By 2007, the Compensation Committee determined that Mr. Randall’s salary was significantly below market for executives at other publicly traded medical device companies with similar experience levels. In May 2007, upon recommendation of our Compensation Committee, our Board approved an increase to Mr. Randall’s annual base salary from $215,000 to $300,000. In January 2008, the Compensation Committee recommended an increase in Mr. Randall’s salary to $325,000, which was subsequently approved by our Board. Mr. Randall’s base salary remained at $325,000 in 2009, and was increased to $340,000 in 2010. As discussed above, Mr. Randall resigned as our Chief Executive Officer on January 1, 2011 and was subsequently appointed to the position of Chairman of the Board. Ken Reali was appointed as our Chief Executive Officer effective as of January 4, 2011. The Board has decided to pay Mr. Reali a base salary of $360,000 for fiscal year 2011.

Short-Term Incentive Compensation

The Compensation Committee believes that cash-based annual incentive payments, which we refer to as cash bonuses, that are paid to certain executive officers based upon the achievement of specified company and individual performance objectives, create value for our business and help to align the compensation of our executive officers with the interests of our stockholders. The Compensation Committee approved the 2010 Cash Bonus Plan (the “Cash Bonus Plan”) in March 2010 and the Board subsequently ratified the approval.

Targeted Cash Bonus Amount

The Compensation Committee, based upon a review of compensation data from the peer group companies, and recommendations from our Chief Executive Officer, initially determined the target level of cash bonuses for each of our executive officers, which targets were based on a percentage of base salary. The Chief Executive Officer generally did not provide input to the Compensation Committee about the target level of cash bonus for himself. The Compensation Committee did not benchmark target cash bonus amounts or performance targets to the target bonus amounts or performance targets established by the peer group companies primarily because the Compensation Committee believes that the Company’s goals for its overall performance and the performance of its executive officers are unique to the Company. Instead, the Compensation Committee utilized compensation data with respect to the peer group companies as one component in establishing the target cash bonus amounts.

The target cash bonus amount for each executive officer was set as a percentage of each executive officer’s base salary as determined by the Compensation Committee. The 2010 base salary, target cash bonus percentage, and resulting targeted cash bonus amount for each Named Executive Officer is set forth in the table below:

		Target Cash Bonus	2010 Target Cash
Name	2010 Base Salary	Percentage	Bonus

Rick Randall	$340,000	50%	$170,000
Ken Reali	$340,000	50%	$170,000
Joseph Slattery	$285,000	40%	$114,000
Rob Martin	€200,000	30%	€60,000

Company and Individual Performance Targets

Cash bonuses will be earned based upon the achievement of Company performance targets, which are the same for each of the executive officers, and individual performance targets, which are different for each of the executive officers. The percentage of the target cash bonuses subject to the Company and individual performance targets is set forth in the table below:

Percentage of Target Bonus
Performance Target	Tied to Achievement

Company Revenue Target(1)	75%
Cash Burn Rate Incentive Target	(2)
Individual Performance Targets	25%

Total	100%

(1)	The Company revenue target was applicable to all named executive officers except Mr. Martin who was subject to an international revenue target as discussed below.

(2)	The cash burn rate incentive target is related to the achievement of the Company revenue target, and could only be earned to the extent Company revenues met the targeted amount, as discussed below.

Company Revenue Target

For purposes of the Cash Bonus Plan, the Board established Company revenue targets for the first two quarters of fiscal year 2010 in January 2010, and then established revenue targets for each of the third quarter and the fourth quarter prior to the start of those quarters. The Board elected to establish revenue targets throughout the year instead of establishing a single revenue target at the beginning of the year in light of the significant drop in Company revenues during the second half of fiscal year 2009 which the Board believed made it more difficult to target the Company’s total revenues for fiscal year 2010 at the beginning of the year. The separate revenue targets resulted in an aggregate revenue target for fiscal year 2010 of $27.8 million (in the case of Mr. Martin, the fiscal year 2010 target was €1.762 million of international revenues) . The portion of the cash bonus payable to an executive officer with respect to the Company revenue target component of the Cash Bonus Plan (75% of the aggregate amount) is calculated by reference to the Company’s actual revenue in fiscal year 2010 in relation to the revenue target as follows:

•	If the Company had actual revenues of less than 90% of the revenue target, then no cash bonus would have been paid with respect to the Company revenue component.

•	If the Company had actual revenues of 90% of the revenue target, then the cash bonus would be paid at 50% with respect to the Company revenue component.

•	If the Company had actual revenues of between 90% and 100% of the revenue target, then the cash bonus would be paid between 50% and 100% with respect to the Company revenue component.

•	If the Company had actual revenues of between 100% and 110% of the revenue target, then the cash bonus would be paid between 100% and 120% with respect to the Company revenue component.

•	If the Company had actual revenues of between 110% and 130% of the revenue target, then the cash bonus would be paid between 120% and 150% with respect to the Company revenue component.

•	If the Company had actual revenues of greater than 130% of the revenue target, then the cash bonus would be paid at 150% with respect to the Company revenue component.

Where the actual revenue achievement relative to the revenue target was determined to fall in between the stated percentages, the Board would apply linear interpolation to calculate the percentage of cash bonus achievement with respect to the Company revenue target component of the Cash Bonus Plan. In the event that the Company did not achieve revenue in an amount equal to at least 90% of the target revenue ($25.0 million), no cash bonus would be paid with respect to the Company revenue target component.

Cash Burn Rate Incentive Target

The Compensation Committee approved an additional cash bonus incentive relating to the Company’s cash burn rate during fiscal year 2010. The Compensation Committee established the cash burn rate target at

$13.5 million for 2010. Notwithstanding the cash burn rate actually achieved in 2010, the cash burn rate incentive was only applicable to the extent Company revenue was earned at 100% of the target level ($27.8 million) or greater. In addition, notwithstanding the level of Company revenue earned in 2010, no cash bonus would be paid with respect to the Company revenue target component of the Cash Bonus Plan to the extent that the Company did not achieve a cash burn rate of $13.5 million or less for 2010.

To the extent the Company revenue target was achieved, for every full increment of $250,000 below the cash burn rate target achieved, the Compensation Committee agreed to pay to each executive officer an additional cash bonus of 2% of the cash bonus amount achieved with respect to the Company revenue target. For example, assuming the Company achieved at least $27.8 million of revenue in 2010, if the cash burn rate was $12.5 million ($1.0 million below the target), then the executive officers would each be entitled to receive an additional bonus of 8% (4 increments of $250,000 x 2% per increment) of the cash bonus amount they had earned with respect to the achievement of the Company revenue target. The cash burn rate incentive bonus was not payable with respect to any portion of the cash bonus payable in respect of the individual performance targets.

Individual Performance Targets

As discussed above, a portion of the cash bonus payable to each executive officer was based on the achievement of individual performance objectives, most of which were unique to each executive officer. The ability to earn a cash bonus based on achievement with respect to the individual performance targets was contingent upon achievement by the Company of at least 90% of the Company revenue target. The portion of the cash bonus payable to any executive officer with respect to the individual performance target component of the Cash Bonus Plan (25% of the aggregate amount) is calculated by reference to the particular executive officer’s achievement of his specified performance objectives.

The performance targets for each named executive officer and the percentage of the individual portion of the cash bonus that is subject to each target, are set forth in the table below:

Percentage of Cash Bonus
Name	Individual Performance Objectives	Tied to Achievement

Rick Randall	• Surgeon Acceptance	• 15%
	• Reimbursement	• 20%
	• Product Releases	• 20%
	• Clinical Studies Enrollment	• 15%
	• Lateral Approach Strategy	• 15%
	• Organizational/Administrative	• 15%

Ken Reali	• Surgeon Acceptance	• 15%
	• Reimbursement	• 20%
	• Product Releases	• 20%
	• Clinical Studies Enrollment	• 15%
	• Lateral Approach Strategy	• 15%
	• Organizational/Administrative	• 15%

Joseph Slattery	• Revenue Target	• 20%
	• Strategic and Financial Planning	• 15%
	• Financial Reporting	• 15%
	• Accounts Receivable	• 10%
	• Analyst Coverage	• 15%
	• Corporate Governance/Human Resources	• 15%
	• Internal Control Over Financial Reporting	• 10%

Rob Martin	• Operating Loss for Segment	• 80%
	• Distributor Compliance Initiatives	• 20%

Determination of 2010 Cash Bonus Amounts

Company Revenue Target Component

The Company achieved total revenue for fiscal year 2010 of $26.2 million. This amount represents achievement of 94.2% of the targeted revenue amount of $27.8 million. While this amount was below the targeted revenue amount, it was greater than the threshold amount of $25.0 million (90% of the target). To calculate the cash bonus payable with respect to the Company revenue component, the Cash Bonus Plan requires that the Compensation Committee use linear interpolation. As a result, the achievement of Company revenue at 94.2% of the targeted amount yields a bonus payout with respect to the Company revenue component of 70.8%. Accordingly, the executive officers (other than Mr. Martin) achieved 70.8% of the targeted bonus amount for the Company revenue component of the Cash Bonus Plan.

As discussed above, Mr. Martin’s cash bonus was subject to achievement with respect to an international revenue target (instead of the aggregate Company revenue target). The Company achieved international revenue for fiscal year 2010 of €1.771 million. This amount represents achievement of 100.5% of the targeted revenue amount of €1.762 million. Pursuant to the Cash Bonus Plan, the achievement of international revenue at 100.5% of the targeted amount yields a bonus payout with respect to the Company revenue component of the Cash Bonus Plan of 104.59% for Mr. Martin.

Cash Burn Rate Incentive Target Component

The Company achieved a cash burn rate of $12.7 million in fiscal year 2010. This amount was approximately $780,000 below the $13.5 million target. Accordingly, the executive officers would have been entitled to add an additional cash bonus equal to 6% (3 increments of $250,000 x 2% per increment) of the value of the cash bonus earned with respect to the Company revenue target component of the Cash Bonus Plan. However, because Company revenue was not achieved at 100% of the targeted amount, no cash bonus amounts were earned with respect to the cash burn rate incentive.

Individual Performance Target Component

The following table sets forth the Compensation Committees determination with respect to the achievement of the individual performance targets by each of our named executive officers:

Achievement of
Individual
Performance
Name	Objectives

Rick Randall	61.9%
Ken Reali	61.9%
Joseph Slattery	95.0%
Rob Martin	100.0%

Calculation of Cash Bonuses

The following table sets forth the calculation of the cash bonuses payable to the named executive officers with respect to the Cash Bonus Plan in light of the achievement with respect to the Company and individual performance targets as described above:

		Company		Individual
	2010 Target	Revenue		Performance		Total
	Cash Bonus	Target	Achievement	Target	Achievement	Cash Bonus
Name	($)	Component	Percentage	Component	Percentage	($)

Rick Randall	$170,000	75%	70.8%	25%	61.9%	$116,450
Ken Reali	$170,000	75%	70.8%	25%	61.9%	$116,450
Joseph Slattery	$114,000	75%	70.8%	25%	95.0%	$87,552
Rob Martin	€60,000	75%	100.5%	25%	100.0%	€62,039

Long-Term Equity-Based Incentive Awards

We believe that equity ownership in the Company is important to provide our executive officers with long-term incentives to build value for our stockholders. Long-term equity can be awarded to executives by our Board in the form of stock options or restricted stock. Equity grants are generally made to our executive officers by our Board at regularly scheduled meetings. Historically, we have provided our executive officers with long-tem equity awards in the form of stock options. The exercise price of our options is set at the closing price of our common stock on Nasdaq on the grant date. We believe that stock options are an important element of total executive compensation because stock options:

•	Are consistent with our philosophy of aligning the compensation of our named executive officers with the creation of value for our stockholders, as value is created for the executive only if the share price of our common stock increases during the option term; and

•	Help retain key executives as the options typically vest on a ratable basis over a multi-year period.

Each executive officer was provided with an option grant when they joined us based upon their position with us, expected level of contribution, relevant prior experience and a review of comparable equity compensation data from other companies. These initial grants typically vest over four years, and no shares vest before the one year anniversary of the option grant. We spread the vesting of our options over four years to compensate executives for their contribution over a period of time and to more properly align the executive’s interests with our stockholders’ interests.

In addition to the initial option grants, our Board has granted additional options to retain our executive officers and combine the achievement of corporate goals with strong individual performance. Options are granted based on a combination of individual contributions to us and on general corporate achievements and expectations. Additional option grants are not communicated to executives in advance and generally vest over a period of four years. Our Compensation Committee compares equity ownership against our peer group companies in establishing equity grants for new hires and for approving additional equity grants to existing executives, although this is only one factor in any such decisions.

In fiscal year 2010, our most notable grants of stock options were to our recently appointed executive officers, Ken Reali and Joseph Slattery, in connection with Mr. Reali’s appointment as our new President and Chief Operating Officer and Mr. Slattery’s appointment as our new Executive Vice President and Chief Financial Officer. Mr. Reali and Mr. Slattery were granted 300,000 and 200,000 shares, respectively. In addition, Dwayne Montgomery, Rick Feiler and Steven Ainsworth each received notable grants of stock options in connection with their new roles as our executive officers in the amounts of 150,000, 40,000, and 40,000, respectively. We based the number of option grants in fiscal year 2010 on several factors, including our financial performance, the market price of our common stock on the grant date, and an assessment of the aggregate number of options that the Compensation Committee believed we could reasonably afford to grant under the 2007 Plan. Our Compensation Committee did not assign a particular weight to any one factor in determining the amount of option grants; rather, our Compensation Committee, with input from Mr. Randall, our Chief Executive Officer at the time of the grants, applied a subjective approach in determining the amount of option grants and awarded them as it believed to be reasonably competitive with that of our peer group companies.

Perquisites and Other Benefits

We have a 401(k) plan for the benefit of all of our eligible employees, including our executive officers. We do not provide for matching contributions under the 401(k) plan. We also provide health, dental, vision and life insurance and other customary employee assistance plans to all full-time employees, including our executive officers. We do not provide any benefits that would be considered “perquisites” under the rules established by the SEC.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value provisions of Financial Accounting Standards Board ASC Topic 718 — Stock Compensation. Under FASB ASC Topic 718 — Stock Compensation, we are required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award.

Section 162(m) of the Code limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based compensation.” In the past, annual cash compensation to our executive officers has not exceeded $1,000,000 per person, so the compensation has been deductible. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000.

Summary Compensation Table

The following table sets forth summary compensation information for the years ended December 31, 2010, December 31, 2009 and December 31, 2008 for our Chief Executive Officer, and our other three most highly compensated executive officers as of the end of fiscal year 2010. We refer to these persons as our named executive officers elsewhere in this Proxy Statement.

					Non-Equity
				Option	Incentive Plan
		Salary	Bonus	Awards	Compensation	All Other		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	Compensation ($)		($)

Ken Reali(4)	2010	330,490	$115,000 (5)	137,943	116,450	44,503	(6)	744,386
President, Chief	2009	—	—	—	—	—		—
Executive Officer and Director	2008	—	—	—	—	—		—
(former Chief Operating Officer)
Richard Randall(7)	2010	340,000	—	198,091	116,450	0		654,541
Chairman of the Board	2009	325,000	—	198,092	0	—		523,092
(former Chief Executive Officer)	2008	318,750	—	180,014	—	—		498,764
Joseph Slattery(8)	2010	214,935	—	146,128	87,552	139,641	(9)	588,256
Executive Vice President	2009	—	—	—	—	—		—
and Chief Financial Officer	2008	—	—	—	—	—		—
Robert Martin(10)	2010	265,500	—	130,950	82,338	0		478,788
Vice President,	2009	278,000	—	118,380	0	—		396,380
EMEA Sales	2008	294,000	—	118,380	7,350	—		419,730

(1)	We generally do not pay discretionary cash bonuses to our named executive officers. Instead, cash bonuses, if any, are paid pursuant to our short-term incentive compensation plan.

(2)	The amounts in this column represent the grant date valuation of the option awards recognized by us as an expense for financial accounting purposes in accordance with FASB ASC Topic 718 and exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of the option awards are set forth in note 7 of our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on March 14, 2011. The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table below, as well as awards granted in previous years for which we continued to recognize expense.

(3)	The amounts in this column represent the value of cash bonuses earned with respect to the particular fiscal year pursuant to our short term incentive program. The fiscal year 2010 awards were paid to each of the named executive officers on March 15, 2011 following a determination by the compensation committee that the performance conditions applicable to them had been met.

(4)	Mr. Reali was hired as our President and Chief Operating Officer in January 2010. Accordingly, we did not pay him any compensation with respect to fiscal year 2008 or 2009. Mr. Reali was appointed as our Chief Executive Officer effective as of January 4, 2011.

(5)	This amount reflects the payment of a one-time signing bonus paid to Mr. Reali in connection with his appointment as our President and Chief Operating Officer in January 2010.

(6)	This amount reflects the reimbursement paid by the Company to Mr. Reali’s former employer for moving expenses paid by the former employer when Mr. Reali was hired by the former employer.

(7)	Mr. Randall served as our Chief Executive Officer throughout fiscal year 2010 and resigned from that position on January 1, 2011. He continues to serve the Company as the Chairman of the Board.

(8)	Mr. Slattery resigned as a member of our Board in April 2010 and was subsequently appointed to the position of Executive Vice President and Chief Financial Officer. The compensation amounts for Mr. Slattery include cash fees and the value of options he received while serving as a non-employee director through April 2010.

(9)	This amount reflects the payment of $85,033 in moving expenses on behalf of Mr. Slattery in connection with his move to Raleigh, North Carolina, and a tax gross-up payment of $54,608 relating to the moving expense reimbursement.

(10)	Mr. Martin is employed on a full-time basis and is paid in euros on a monthly basis. His annual base salary for fiscal year 2010 was €200,000. In calculating the U.S. dollar equivalent for disclosure purposes, we used a conversion rate to convert the sum of his payments from euros into U.S. dollars. The conversion rate is based on an average of the closing exchange rates in effect for each day on which we remitted payments to Mr. Martin for each month of the fiscal year in which the payments were made. This conversion rate of euros to U.S. dollars was 1.3275.

Outstanding Equity Awards at Fiscal Year-End for 2010

The following table lists the outstanding equity incentive awards held by our named executive officers as of December 31, 2010.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options	Option	Expiration
Name	Exercisable	Unexercisable(1)	Exercise Price	Date(2)

Richard Randall	68,531	7,969	$5.56	5/16/2017
	34,375	15,625	$12.43	4/02/2018

Ken Reali	—	300,000	$3.34	1/12/2020

Joseph Slattery	22,500	7,500 (3)	$19.66	11/29/2017
	—	200,000	$3.56	4/19/2020
	10,000	—	$14.56	6/04/2018
	10,000	—	$8.13	6/13/2019

Robert Martin	63,000	9,000	$6.67	6/18/2017
	—	30,000 (4)	$3.63	3/12/2020

(1)	Unless otherwise noted, all option shares vest at the rate of 25% on the first anniversary of the option grant and in 36 equal monthly installments thereafter, such that the options are fully vested 48 months following the option grant date. In addition, the vesting of these options may accelerate upon a change in control of the Company as discussed below.

(2)	All stock option grants have a 10-year term.

(3)	These options vest at the rate of 25% on the first anniversary of the option grant and in three equal annual installments thereafter, such that the options are fully vested 48 months following the option grant date. In addition, the vesting of these options may accelerate upon a change in control of the Company as discussed below.

(4)	The vesting of these options is subject to the Company earning revenue in Europe for fiscal year 2010 of at least €1.762 million. Upon achievement of the performance condition, the options vest as to 25% of the shares on March 12, 2011 and then in 36 equal monthly installments. The Company achieved revenue in Europe of €1.771 million in fiscal year 2010. Accordingly, the performance condition was met.

Option Exercises for 2010

There were no options exercised by our named executive officers in 2010.

Employment and Severance Agreements and Employee Benefit Plans

Employment Agreements

We have not entered into any employment agreements with our employees.

Severance Agreements

We have not entered into any severance agreements with our employees.

Nonqualified Deferred Compensation

None of our named executive officers participate in non-qualified defined contribution plans or other deferred compensation plans maintained by us. Our compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Potential Payments in Connection with a Change in Control

We do not have any plans or programs under which payments to any of the named executive officers are triggered by a change of control of the Company, a change in the named executive officer’s responsibilities or a constructive termination of the named executive officer. The only payments or benefits that would be provided to a named executive officer following a termination of employment would be provided by us under the terms of our existing stock incentive plans.

For all grants under our 2000 Stock Incentive Plan since October 2007, and for all grants under our 2007 Stock Incentive Plan, upon a change in control event, defined as a merger, sale of a majority of our voting stock, sale of all or substantially all of our assets, or liquidation or dissolution of the Company, each outstanding award will be treated as the compensation committee determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The compensation committee is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable. In addition, if the outstanding awards are assumed or substituted by an acquiring entity and the holder of the options is terminated without cause, as defined in the 2007 Stock Incentive Plan, within twelve months after the change of control transaction, their awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable.

Assuming that (i) a change in control occurred on December 31, 2010, and (ii) there was no assumption or substitution of outstanding awards in connection with such change in control, the following table summarizes the implicit economic value of vested stock options and unvested stock options that would accelerate in full for each of our named executive officers:

		Value of
		Accelerated
	Value of Vested	Unvested Stock
Name	Stock Options ($)(1)	Options ($)(2)	Total ($)

Richard Randall	0	0	0
Ken Reali	0	0	0
Joseph Slattery	0	0	0
Robert Martin	0	0	0

(1)	The amounts in this column reflect the value of the exercisable options held by each named executive officer as of December 31, 2010, which is equal to the number of shares underlying each option multiplied by the positive difference between $2.08, the closing price of our common stock on the same date, and the exercise price of each particular option. Because the closing price of our common stock on that date was less than the exercise price of the outstanding exercisable options held by each of our named executive officers on that date, there was no implicit economic value associated with such options.

(2)	The amounts in this column reflect the value of the unexercisable options held by each named executive officer as of December 31, 2010, which is equal to the number of shares underlying each option multiplied by the positive difference between $2.08, the closing price of our common stock on the same date, and the exercise price of each particular option. Because the closing price of our common stock on that date was less than the exercise price of the outstanding unexercisable options held by each of our named executive officers on that date, there was no implicit economic value associated with the options.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has elected to engage PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2011.

Although we are not required to submit the selection of independent registered public accountants for stockholder approval, if the stockholders do not ratify this selection, the audit committee will reconsider its selection of PricewaterhouseCoopers. Even if the selection is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in our best interests.

Representatives of PricewaterhouseCoopers are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following is a summary of the fees billed to us by PricewaterhouseCoopers for professional services rendered for the fiscal years ended December 31, 2010 and December 31, 2009:

	Fiscal	Fiscal
	2010	2009
Fee Category	Fees	Fees

Audit Fees	$284,345	$343,489
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$284,345	$343,489

Audit Fees.  We paid PricewaterhouseCoopers fees in the aggregate of $284,345 and $343,489 for the fiscal years ended December 31, 2010 and December 31, 2009, respectively, for professional services rendered for the audits of our annual financial statements.

Audit-Related Fees.  We did not pay any fees to PricewaterhouseCoopers for assurance and related services for the fiscal years ended December 31, 2010 or December 31, 2009.

Tax Fees.  We did not pay any fees to PricewaterhouseCoopers for professional services for tax compliance, tax planning and tax advice for the fiscal years ended December 31, 2010 or December 31, 2009.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent registered public accounting firm provides audit service detail in advance of the meeting of the audit committee held during the first calendar quarter of each year, outlining the scope of the audit and audit related fees. If agreed to by the audit committee, an engagement letter is formally accepted by the audit committee.

All of the services provided by PricewaterhouseCoopers described in the table above were approved by the Board or the audit committee.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the Audit Committee Report set forth below shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any such filing.

The Board has determined that each of the undersigned members of the audit committee is “independent” as defined by Nasdaq Listing Rule 5605(a)(2) and the rules promulgated by the SEC. The audit committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. The Board has determined that all members of the audit committee are financially literate and that the Chairperson of the audit committee, David Simpson, is an “audit committee financial expert” as defined by the rules promulgated by the SEC. The committee’s work is guided by a Board approved written charter. The audit committee held five meetings in 2010.

The audit committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The audit committee serves a board level oversight role where it oversees the relationship with the independent registered public accounting firm, as set forth in the audit committee charter, and provides advice, counsel and general direction, as it deems appropriate, to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the auditor, and the experience of the committee’s members in business, financial and accounting matters. Management is responsible for (a) the preparation, presentation and integrity of the Company’s financial statements; (b) accounting and financial reporting principles; and (c) the Company’s internal control over financial reporting and disclosure controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations.

In this context, the audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements relating to the fiscal year ended December 31, 2010 with PricewaterhouseCoopers and the Company’s management;

2. The audit committee has discussed with PricewaterhouseCoopers, the Company’s independent registered public accounting firm, the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The audit committee has received written disclosures and a letter from PricewaterhouseCoopers, required by the applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers their independence.

4. Based on the review and discussions referred to above, the audit committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The foregoing report is provided by the undersigned members of the audit committee.

Respectfully submitted,

David Simpson, Chairperson
Michael Carusi
Jonathan Osgood

PROPOSAL 3 — APPROVAL OF AMENDMENT TO 2007 STOCK INCENTIVE PLAN

The Board unanimously approved our 2007 Stock Incentive Plan (the “2007 Plan”) on July 19, 2007, and our stockholders approved the 2007 Plan on August 29, 2007. The Board amended the 2007 Plan on April 23, 2009, which amendment was approved by our stockholders at our 2009 Annual Meeting of Stockholders.

Description of the Amendment to the 2007 Plan

On April 12, 2011, the Board unanimously approved, subject to and effective upon stockholder approval, an amendment to the 2007 Plan to increase the number of shares of our common stock available under the 2007 Plan by 1,600,000 shares from 2,000,000 shares to 3,600,000 shares. The additional requested shares represent approximately 7.66% of our total outstanding shares as of March 28, 2010.

Reasons for the Amendment

As of March 28, 2011, we had options to purchase a total of 1,954,680 shares outstanding under the 2007 Plan. As a result, as of that date, we had a total of 45,320 shares remaining available for future grants under the 2007 Plan. The proposed increase in the total number of shares reserved for issuance under the 2007 Plan is based on the Board’s assessment of our anticipated needs under our equity compensation program. We believe that the grant of option awards under the 2007 Plan is a key component of our equity compensation program, which provides us with the ability to attract and retain qualified employees, non-employee directors and other service providers. Based upon an internal discussion and assessment of our anticipated grants under the 2007 Plan, we believe that the proposed increase in the number of shares will be sufficient to meet our equity compensation requirements for approximately three years from the date of the Annual Meeting.

If the amendment to the 2007 Plan is approved by the stockholders, it will be effective as of the date of the Annual Meeting. Otherwise, the 2007 Plan will remain in effect in its current form, subject to amendment from time to time as provided therein.

A summary of the 2007 Plan, as amended, is set forth below. The summary is qualified in its entirety by reference to the full text of the 2007 Plan, a restated copy of which is attached as Appendix A to this Proxy Statement. The attached copy of the 2007 Plan is not made a part of this Proxy Statement.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN.

Description of the 2007 Plan, as Amended

General.  The 2007 Plan provides for the issuance of a variety of equity vehicles to provide flexibility in implementing equity awards, including incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units and stock appreciation rights. Participants in the 2007 Plan may be granted any one of the equity awards or any combination thereof, as determined by our Compensation Committee. The following is a summary of the principal provisions of the 2007 Plan. The summary does not purport to be a complete description of all of the provisions of the 2007 Plan. The summary is qualified in its entirety by reference to the full text of the 2007 Plan, a restated copy of which is attached as Appendix A to this Proxy Statement.

Purpose.  The purpose of the 2007 Plan is to (a) enhance our ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of our business largely depends and (b) provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of our company, by providing them an opportunity to participate in our ownership that is tied to our performance, thereby giving them an interest in our success and increased value.

Shares Reserved for Issuance.  We currently have reserved 2,000,000 shares of common stock for issuance under the 2007 Plan. If our stockholders approve the amendment proposed herein, the number of shares available for issuance under the 2007 Plan will be increased by 1,600,000 shares to 3,600,000 shares. The additional requested shares represent approximately 7.66% of our total outstanding shares as of March 28, 2011.

Limitations on Awards.  If our stockholders approve the amendment proposed herein, a maximum of 3,600,000 shares (an increase of 1,600,000 shares from the prior limit of 2,000,000 shares) of common stock may be issued and sold under certain types of awards granted under the 2007 Plan. No Participant (as defined below) will be granted stock options or stock appreciation rights in any one calendar year pursuant to which the aggregate number of shares of common stock that may be acquired under such stock options or stock appreciation rights exceeds 250,000 shares (except in the case of certain changes to our capital structure, such as a stock split). In addition, no Participant will be granted restricted stock awards or restricted stock units in any one calendar year pursuant to which the aggregate number of shares of common stock governed by such restricted stock awards or restricted stock units, as applicable, exceeds 250,000 shares (except in the case of certain changes to our capital structure, such as a stock split).

Administration.  The 2007 Plan provides that it will be administered by a committee comprised of at least two members of the Board. The Board may limit the composition of the Committee to persons necessary to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 16 of the Exchange Act. The Board has delegated administration of the 2007 Plan to the Compensation Committee, which is therefore deemed to be the “Committee” under the 2007 Plan.

The Committee has such powers and authority as may be necessary or appropriate to carry out the functions of the Committee as described in the 2007 Plan. Subject to the limitations on eligibility discussed above, the specific provisions of the 2007 Plan, and applicable law, the Committee has the full and final authority to do various acts, including, but not limited to, the following: (i) to determine who will receive awards under the 2007 Plan and the times at which such awards will be granted, the number of shares of common stock that are covered by each award, and the consideration to be received by us upon the exercise or sale, as applicable, of such awards; (ii) to interpret the 2007 Plan; (iii) to create, amend or rescind rules and regulations relating to the 2007 Plan; (iv) to determine the terms, conditions and restrictions contained in, and the form of, each award; (v) to accelerate the vesting of any stock option or stock appreciation right or waive any of our repurchase rights with respect to restricted stock awards or restricted stock units; (vi) to extend the expiration date of any stock option or stock appreciation right; and (vii) to make all other determinations necessary or advisable for the administration of the 2007 Plan, but only to the extent not contrary to the express provisions of the 2007 Plan.

Any action, decision, interpretation or determination made in good faith by the Committee in the exercise of its authority conferred upon it under the 2007 Plan will be final and binding on all Participants.

Eligibility.  The persons described below who are included within the group of potential participants in the 2007 Plan are individually referred to as a “Participant” and collectively as the “Participants.”

Incentive Stock Options.  Only our employees and employees of our affiliated companies are eligible to receive incentive stock options under the 2007 Plan. To the extent that the aggregate fair market value of the common stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year under all of our incentive stock option plans exceeds $100,000, the options representing such excess will be treated as nonqualified stock options for tax purposes. The fair market value of the common stock as of the date of grant of the option is used to determine whether the $100,000 limit is exceeded.

Nonqualified Stock Options, Restricted Stock Awards, Restricted Stock Units and Stock Appreciation Rights.  Our employees and employees of our affiliated companies, any member of our Board, whether or not he or she is employed by us, and consultants and other persons who provide services to us or any of our subsidiaries are eligible to receive nonqualified stock options, restricted stock awards, restricted stock units and stock appreciation rights under the 2007 Plan.

As of March 28, 2011, there were approximately 125 persons who were eligible to be Participants under the 2007 Plan.

Types of Awards.  The 2007 Plan includes the following equity compensation awards: incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units and stock appreciation rights, which are described below.

Stock Options.  A stock option is an agreement that entitles a Participant to purchase from us a fixed number of shares of common stock at a fixed purchase price per share (also called the “exercise price”) for a fixed period of time, which may not exceed ten years (or five years in the case of a ten percent stockholder, as defined below). The specific terms and conditions of each stock option, including when the right to exercise the option vests, the number of shares subject to the option and the exercise price per share, are stated in each stock option agreement that is granted. Stock options granted under the 2007 Plan may be either incentive stock options, within the meaning of Section 422 of the Code, or nonqualified stock options” as determined by the Committee at the time of grant. However, the Code prevents us from granting incentive stock options to any person who is not our employee.

The exercise price of incentive stock options and nonqualified stock options granted under the 2007 Plan must be at least equal to the fair market value of our common stock as of the date of grant. In the case of stock options granted to a person who owns ten percent or more of the total combined voting power of all classes of our stock, referred to herein as a ten percent stockholder, the exercise price must be at least equal to 110% of the fair market value of our common stock as of the date of grant. If our common stock is then listed or traded on any stock exchange which reports closing sale prices, the “fair market value” will be the closing sale price on the date of valuation on that exchange. If no closing sale price is quoted on the date of valuation, or, if no sale takes place that day on the exchange, then the fair market value will be the closing sale price on the most recent prior day on which a sale occurred.

Each of our non-employee directors will automatically be granted a nonqualified option to purchase 30,000 shares of common stock upon his or her commencement of service on the Board from and after October 16, 2007 and, on the date of every annual meeting of stockholders thereafter, will automatically be granted a nonqualified option to purchase 10,000 shares of common stock (provided, that on such date he or she is a non-employee director and provided further that he or she has been a director for at least six months). For the initial grant, the exercise price of such nonqualified options will be at the fair market value of the common stock on the date of commencement of such director’s service on the Board. Thereafter, the exercise price of such nonqualified options will be at the fair market value of the common stock on the date of grant. The nonqualified options granted for the initial election to the Board will vest in four equal annual installments on the anniversary date of such grant and all other such nonqualified options will become exercisable immediately on the date of grant. The term of such nonqualified options will be ten years.

Restricted Stock Awards.  A restricted stock award is the issuance of shares of our common stock subject to such terms, restrictions and conditions as are set forth in each restricted stock award agreement, including, but not limited to, when ownership of the stock vests, the number of shares subject to the grant and the price per share, if any.

The purchase price, if any, for restricted stock awards will be determined by the Committee in its sole discretion. The Committee may, in its discretion, provide that no payment is required for such awards. However, such price may not be less than the par value of a share of our common stock on the date of grant, unless otherwise permitted by applicable state law.

Restricted Stock Units.  A restricted stock unit entitles a Participant to receive, per unit granted, one share of our common stock after such Participant meets certain vesting requirements set forth in the applicable restricted stock unit agreement. The specific terms and conditions of each restricted stock unit, including when each such unit vests, the number of shares subject to the unit and the purchase price, if any, are stated in each restricted stock unit agreement that is granted.

The purchase price, if any, for restricted stock units will be determined by the Committee in its sole discretion. The Committee may, in its discretion, provide that no payment is required for such units. However, such price may not be less than the par value of a share of our common stock on the date of grant, unless otherwise permitted by applicable state law.

Stock Appreciation Rights.  A stock appreciation right is a contractual right that may be granted on a basis that allows for the exercise of the right by the Participant, or that provides for the automatic settlement of the right, over a specified period of time, in either case not to exceed ten years. Subject to certain restrictions, terms and conditions contained in each stock appreciation right agreement that is granted, the exercise or settlement of the stock appreciation right will entitle its holder to receive an amount in shares of our common stock equal to the quotient obtained by dividing (A) the excess of the fair market value of a share of our common stock over the base value per share covered by such stock appreciation right, multiplied by the number of shares as to which such stock appreciation right is exercised, by (B) the fair market value of such shares on the date of exercise or settlement. The “base value” per share of common stock covered by each stock appreciation right will be determined by the Committee, except that the base value will not be less than 100% of the fair market value of the common stock on the date the stock appreciation right is granted.

Payment for Awards.

Payment for Stock Options.  The Participant must pay us the entire exercise price for such Participant’s shares at the time such Participant exercises an option within the time limits of the applicable award agreement. At the discretion of the Committee, such Participant may make payment by a variety of methods, including the following: (i) tender of U.S. dollars in cash or check; (ii) surrender of shares of our common stock; (iii) a “net exercise” (as described in the 2007 Plan); (iv) the surrender and cancellation of then vested options; (v) the cancellation of our indebtedness to the Participant; (vi) the waiver of compensation due or accrued to the Participant for services rendered; (vii) a “same day sale” commitment from the Participant and a FINRA Dealer (as described in the 2007 Plan); (viii) a “margin” commitment from the Participant and a FINRA Dealer (as described in the 2007 Plan); or (ix) any combination of the foregoing methods of payment or any other consideration or method of payment as permitted by applicable law.

Payment for Restricted Stock Awards or Restricted Stock Units.   The Participant must pay us the full purchase price, if any, for any restricted stock awards or restricted stock units within the time limits of the applicable award agreement. At the discretion of the Committee, the Participant may make payment by a variety of methods, including the following: (i) tender of U.S. dollars in cash or check; (ii) surrender of shares of our common stock, which surrendered shares will be valued at the fair market value as of the date of such exercise; (iii) cancellation of our indebtedness to the Participant; (iv) waiver of compensation due or accrued to the Participant for services rendered; or (v) any combination of the foregoing methods of payment or any other consideration or method of payment as permitted by applicable law.

If a Participant exercises a nonqualified stock option or receives payment pursuant to other awards under the 2007 Plan, such Participant also will be required to pay or make adequate provision for any withholding taxes applicable to the exercise of such Participant’s option or receipt of payment.

There are no fees, commissions or other charges payable to us, either when a Participant is granted an award or when a Participant exercises an award, other than the purchase or exercise price of the stock (and, in some instances, applicable withholding taxes). Neither the 2007 Plan nor any contract under the 2007 Plan will create a lien in a Participant’s favor on any funds, securities or other property.

Vesting of Awards.  The Committee has the authority to determine the time or times at which, and the condition or conditions upon which, awards granted under the 2007 Plan become exercisable or “vested.” In substantially all cases, awards will vest in one or more installments upon the achievement of one or more of specified performance goals, which may be stated as a target percentage or dollar amount, a percentage increase over a base period percentage or dollar amount or the occurrence of a specific event or events. Such performance goals include, but are not limited to, the following: (i) sales; (ii) operating income; (iii) pre-tax income; (iv) earnings before interest, taxes, depreciation and amortization; (v) earnings per share of common stock on a fully diluted basis; and (vi) consolidated net income divided by the average consolidated common stockholders equity.

In certain cases, awards may vest based on continuous employment or service. Vested stock options and stock appreciation rights generally may be exercised by a Participant while employed by us or engaged by us for services, or within a specified period of time after termination of such employment or other service. Upon vesting of shares of restricted stock, such shares will be released to the Participant free of restrictions. Upon the vesting of restricted stock units or stock appreciation rights subject to settlement, the number of shares to which the Participant is entitled will be issued and delivered to the Participant, subject to the satisfaction of tax withholding obligations. If shares covered by an award fail to vest, they will be forfeited. In the case of restricted stock awards, if the Participant paid for the shares, we will have the right to repurchase them at the price that was paid by the Participant.

Incentive Awards Not Transferable.  Stock options and stock appreciation rights are nontransferable, other than by will and the laws of descent and distribution, pursuant to a court order in settlement of marital property rights, or in any manner permitted by the Committee, in its sole discretion, that is not prohibited by the Code. However, at the Committee’s discretion and in accordance with its rules, a Participant may be permitted to transfer some of all of such Participant’s nonqualified options or stock appreciation rights to one or more “family members,” provided that (i) such Participant and such Participant’s representative remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such nonqualified option or stock appreciation right, as applicable, (ii) such Participant notifies us in writing that such transfer has occurred and disclose to us the name and address of the “family member” or “family members” and their relationship to such Participant; and (iii) such transfer will be effected pursuant to transfer documents in a form provided by the Committee. For purposes of the foregoing, the term “family member” has the meaning ascribed to it in the General Instructions to Form S-8 (or any successor form) promulgated under the Securities Act of 1933, as amended.

Until vested, restricted stock awards and restricted stock units generally may not be sold, pledged or otherwise encumbered or disposed of, and will not be assignable or transferable except by will and the laws of descent and distribution, pursuant to a court order in settlement of marital property rights, or except as expressly authorized by the Committee in its sole discretion.

Rights as a Stockholder.  A Participant will have no rights or privileges as a stockholder with respect to any shares of our common stock covered by stock options, stock appreciation rights or restricted stock units until such time as, and only to the extent that, such award has been exercised or settled and the underlying shares have been issued to the Participant. A Participant will have the rights of a stockholder, including voting and dividend rights, with respect to restricted stock awards issued to the Participant, subject to the terms and restrictions of the restricted stock award agreement.

Repricing Prohibited.  Neither the Board nor the Committee will be permitted to reprice any stock option or stock appreciation right without the prior approval of our stockholders, evidenced by a majority of votes cast.

Adjustments Upon a Change in our Capital Structure or a Change in Control.  The Committee will adjust the aggregate number and kind of shares subject to the 2007 Plan (including an adjustment to the maximum share limitations imposed by Section 162(m) of the Code and otherwise contained in the 2007 Plan), and the number and kind of shares and the exercise price per share subject to outstanding awards, if, by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in our capital structure, we: (i) increase or decrease the number of outstanding shares of our common stock or (ii) convert or exchange shares of our common stock into a different number or kind of our shares or other securities. Any changes the Committee makes will preserve, as nearly as practical, the benefits to persons then holding awards under the 2007 Plan, but will not increase any such benefits.

If, at any time, (i) a person or entity acquires more than 50% of our outstanding voting securities; (ii) we enter into a merger or consolidation in which we are not the surviving entity, except for a transaction the principal purpose of which is to change the state in which we are incorporated; (iii) we enter into a reverse merger in which we are the surviving entity but in which more than 50% of our stock is transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) we sell, transfer, or otherwise dispose of all or substantially all of our assets; or (v) we completely liquidate or dissolve, then the successor corporation or its parent or subsidiary will have the option to assume the outstanding awards or replace them with comparable incentive awards under a new incentive plan. However, if the outstanding awards under the 2007 Plan are not assumed by the successor entity or replaced with comparable incentive awards under a new incentive plan, then all outstanding stock options and stock appreciation rights will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable effective as of immediately prior to the consummation of the change in control transaction. In addition, if the outstanding stock options and stock appreciation rights are assumed or substituted by an acquiring entity and the holder of the stock option or stock appreciation right is terminated without cause within twelve months after the change of control transaction, such holder’s awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable as of the date of such termination.

Outstanding stock options and stock appreciation rights will terminate and cease to be exercisable upon consummation of a change in control except to the extent that such awards are assumed by the successor entity (or parent) pursuant to the terms of the change in control transaction.

Amendment and Termination.  The Board may, at any time, alter, amend, suspend or terminate the 2007 Plan, provided however, that no such alteration, amendment, suspension or termination will be made which will substantially affect or impair the rights of any Participant under an outstanding option agreement or restricted stock award agreement without such Participant’s consent.

Term.  Unless previously terminated, the 2007 Plan will terminate on July 19, 2017, which is the tenth anniversary of the date of its adoption by the Board.

Summary of Federal Income Tax Consequences.  The following is a brief summary of certain federal income tax consequences of participation in the 2007 Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the 2007 Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, we recommend that each Participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

Incentive Stock Options.  No taxable income will be recognized by a Participant under the 2007 Plan upon either the grant or the exercise of an incentive stock option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive stock option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an incentive stock option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the Participant will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the Participant’s death) before the expiration of either of the one-year or two-year periods described above will constitute a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange will result in ordinary income to the Participant in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the Participant in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which currently is more than one year for long-term capital gains). We will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the Participant as a result of a disposition of the shares received upon exercise of an incentive stock option, provided that certain reporting requirements are satisfied.

The exercise of an incentive stock option may result in an “adjustment” for purposes of the “alternative minimum tax.” Alternative minimum tax is imposed on an individual’s income only if the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received upon the exercise of an incentive stock option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. A Participant who is subject to alternative minimum tax in the year of exercise of an incentive stock option may claim as a credit against the Participant’s regular tax liability in future years the amount of alternative minimum tax paid which is attributable to the exercise of the incentive stock option. This credit is available in the first year following the year of exercise in which the Participant has regular tax liability.

Under the 2007 Plan, the Committee may permit a Participant to pay the exercise price of an incentive option by delivering shares of our common stock already owned by the Participant, valued at their fair market value on the date of exercise. Generally, if the exercise price of an incentive option is paid with already-owned shares or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the

Participant on the already-owned shares exchanged. A special rule applies, however, if the shares exchanged were previously acquired through the exercise of an incentive option and the applicable holding period requirements for favorable tax treatment of such shares have not been met at the time of the exchange. In such event, the exchange will be treated as a disqualifying disposition of such shares and will result in the recognition of income to the Participant, in accordance with the rules described above for disqualifying dispositions. If this special rule does not apply, then the new shares received by the Participant upon the exercise of the option equal in number to the old shares exchanged will have the same tax basis and holding period for capital gain purposes as the Participant’s basis and holding period in the old shares. The balance of the shares received by the Participant upon exercise of the option will have a tax basis equal to any cash paid by the Participant, and if no cash was paid, the tax basis of such shares will be zero. The holding period of the additional shares for capital gain purposes will commence on the date of exercise. The holding period for purposes of the one-year and two-year periods described above will commence on the date of exercise as to all of the shares received upon the exercise of an incentive option. If any of the shares subject to the basis allocation rules described above are subsequently transferred in a disqualifying disposition, the shares with the lowest tax basis will be treated as being transferred first.

Non-Qualified Stock Options.  Generally, no taxable income will be recognized by a Participant upon the grant of a non-qualified stock option. Upon exercise, however, the Participant will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by a Participant who is our employee is subject to income tax withholding by us out of the Participant’s current compensation. If such compensation is insufficient to pay the taxes due, the Participant will be required to make a direct payment to us for the balance of the tax withholding obligation. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the Participant, provided that certain reporting requirements are satisfied. If the exercise price of a non-qualified stock option is paid by the Participant in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the Participant as a result of such exercise. Generally, if the exercise price is paid by delivering shares of our common stock already owned by the Participant or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the Participant on the already-owned shares exchanged; provided, however, the Participant will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above. The new shares received by the Participant, up to the number of the old shares exchanged, will have the same tax basis and holding period as the Participant’s basis and holding period in the old shares. The balance of the new shares received will have an aggregate tax basis equal to any cash paid by the Participant plus the amount of income recognized by the Participant as a result of such exercise, and will have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the proceeds realized and the Participant’s basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

Restricted Stock Awards.  If no election is made under Section 83(b) of the Code in connection with the receipt of restricted stock awards and repurchase rights are retained by us, a taxable event will occur on each date the Participant’s ownership rights vest (e.g., when our repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes will not commence until the date the shares vest. The Participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a Participant who is an employee will be subject to income tax withholding by us out of the Participant’s current compensation. If such compensation is insufficient to cover the amount to be withheld, the Participant will be required to make a direct payment to us for the balance of the tax withholding obligation. We will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the Participant, provided that certain reporting requirements are satisfied. The Participant’s basis in the shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized. If instead an election under Section 83(b) of the Code is made within 30 days after the date of transfer, or if no repurchase rights are retained by us, then the Participant will recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares. The Participant’s basis in such shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized.

Tax Withholding.  Participants are responsible for payment of any taxes or similar charges required by law to be withheld from an award or an amount paid in satisfaction of an award, which will be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an award. The award agreement will specify the method or methods by which the withholding obligation will be satisfied with respect to the particular type of award.

Pending Issuance of Options under 2007 Plan

On February 22, 2011, our Board approved the issuance of options to purchase 373,000 shares to the Company’s executive officers under the 2007 Plan. As a result of the current limit of 2,000,000 shares available under the 2007 Plan, these options have been granted subject to obtaining stockholder approval of the amendment to the 2007 Plan at the Annual Meeting as discussed above. If our stockholders approve the amendment to the 2007 Plan proposed herein, the number of shares available for issuance under the 2007 Plan will be increased by 1,600,000 shares to 3,600,000 shares.

The following table sets forth the option grants that were approved for issuance on February 22, 2011 to (i) each of our named executive officers, and (ii) our executive officers as a group.

Name and Position	Number of Units

Ken Reali	150,000	(1)
President, Chief Executive Officer and Director
(former Chief Operating Officer)
Richard Randall	—	(2)
Chairman of the Board
(former Chief Executive Officer)
Joseph Slattery	45,000	(1)
Executive Vice President and Chief Financial Officer
Robert Martin	18,000	(1)
Vice President, EMEA Sales
Executive Group	373,000	(1)

(1)	These option awards are divided into three portions. The first portion (1/3rd of the total) is comprised of incentive stock options, which shall vest as to 25% of the shares on the one year anniversary of the Board meeting approving the grant, and then in 36 equal monthly installments thereafter. The second portion (1/3rd of the total) is comprised of incentive stock options, the vesting of which shall be tied to performance with respect to specified 2011 milestones separated into three portions: (i) 1/3rd for limited market release in 2011 of a new inter-body fusion product, (ii) 1/3rd for American Medical Association CPT Code presentation for Category 1 during 2011, and (iii) 1/3rd for enrolling at least 75 patients during 2011 in a specified clinical trial. Upon meeting a milestone, the portion of the option subject to the milestone shall vest as to 25% of the shares on the one year of the date of grant, and then in 36 equal monthly installments thereafter. Failure to meet a milestone shall result in the termination of the portion of the option tied to that milestone. The third portion (1/3rd of the total) is comprised of non-qualified stock options, which shall be subject to vesting upon the achievement of a milestone of at least $38.5 million in revenue for fiscal year 2012 (as measured in January 2013). In the event the milestone is achieved, the options shall be treated as having vested over four years beginning on the date of grant, such that 50% of the shares will vest upon a determination of milestone achievement in January 2013, and the remaining 50% of the shares will vest in 24 equal monthly installments thereafter. Failure to meet the milestone shall result in the termination of the entire portion of the option subject to the milestone.

(2)	The Board initially approved the grant of an option to Mr. Randall to purchase 50,000 shares. This grant was subject to the same vesting criteria as set forth in footnote 1 above. However, this option was terminated in full effective as of March 31, 2011 in connection with the reduction in Mr. Randall’s level of responsibility and time commitment as discussed above.

Equity Compensation Plan Information

The following table provides information relating to our equity compensation plans as of December 31, 2010.

Number of
Securities
Remaining
	Number of		Available for
	Securities to be	Weighted-	Future Issuance
	Issued Upon	Average Exercise	Under Equity
	Exercise of	Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
	Rights	Rights	Column (a)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	2,491,799	$5.43	610,051
Equity compensation plans not approved by stockholders	—	—	—

Total	2,491,799	$5.43	610,051	(1)

(1)	The number of securities remaining available for future issuance includes 250,000 shares available for purchase under the TranS1 Inc. 2007 Employee Stock Purchase Plan. The number of shares subject to purchase under this plan during the current six-month purchase period is approximately 30,000.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. As of the date of this Proxy Statement, no stockholder had advised us of the intent to present any business at the Annual Meeting. If any other matter or matters are properly brought before the Annual Meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD

/s/  Ken Reali
Ken Reali
President and Chief Executive Officer
Wilmington, North Carolina
April 28, 2011

APPENDIX A

TRANS1 INC.

2007 STOCK INCENTIVE COMPENSATION PLAN
(ORIGINALLY ADOPTED ON JULY 19, 2007, SUBSEQUENTLY AMENDED ON APRIL 23, 2009
AND APRIL 12, 2011, BY RESOLUTION ADOPTED BY THE BOARD OF
DIRECTORS AND SUBJECT TO STOCKHOLDER APPROVAL)

TRANS1 INC.

2007 STOCK INCENTIVE PLAN

The 2007 STOCK INCENTIVE PLAN (the “Plan”) is hereby established and adopted this 19th day of July, 2007 (the “Effective Date”) by TranS1 Inc., a Delaware corporation (the “Company”).

ARTICLE 1.

PURPOSES OF THE PLAN

1.1  Purposes.  The purposes of the Plan are (a) to enhance the Company’s ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company that is tied to the Company’s performance, thereby giving them an interest in the success and increased value of the Company.

ARTICLE 2.

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated:

2.1  Administrator.  “Administrator” means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.

2.2  Affiliated Company.  “Affiliated Company” means:

(a) with respect to Incentive Options, any “parent corporation” or “subsidiary corporation” of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively; and

(b) with respect to Nonqualified Options, Stock Appreciation Rights and Restricted Stock Awards, any entity described in paragraph (a) of this Section 2.2 above, plus any other corporation, limited liability company (“LLC”), partnership or joint venture, whether now existing or hereafter created or acquired, with respect to which the Company beneficially owns more than fifty percent (50%) of: (1) the total combined voting power of all outstanding voting securities or (2) the capital or profits interests of an LLC, partnership or joint venture.

2.3  Base Value.  “Base Value” shall have the meaning as set forth in Section 8.3 below.

2.4  Board.  “Board” means the Board of Directors of the Company.

2.5  Change in Control.  “Change in Control” means (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the

Company is incorporated; (iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (v) a complete liquidation or dissolution of the Company.

2.6  Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7  Committee.  “Committee” means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 9.1 hereof.

2.8  Common Stock.  “Common Stock” means the Common Stock of the Company, subject to adjustment pursuant to Section 4.2 hereof.

2.9  Company.  “Company” means TranS1 Inc., a Delaware corporation, or any entity that is a successor to the Company.

2.10  Continuous Service.  “Continuous Service” means (a) Participant’s employment by either the Company or any Affiliated Company, or by a successor entity following a Change in Control, which is uninterrupted except for vacations, illness (not including permanent Disability), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, as applicable, (b) service as a member of the Board until the Participant resigns, is removed from office, or Participant’s term of office expires and he or she is not reelected, or (c) so long as the Participant is engaged as a Service Provider.

2.11  Covered Employee.  “Covered Employee” means the Chief Executive Officer of the Company (or the individual acting in a similar capacity) and the four (4) other individuals that are the highest compensated executive officers of the Company for the relevant taxable year for whom total compensation is required to be reported to stockholders under the Exchange Act.

2.12  Disability.  “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator’s determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

2.13  DRO.  “DRO” means a domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder.

2.14  Effective Date.  “Effective Date” means the date on which the Plan was originally adopted by the Board, as set forth on the first page hereof.

2.15  Exchange Act.  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16  Exercise Price.  “Exercise Price” means the purchase price per share of Common Stock payable by the Optionee to the Company upon exercise of an Option.

2.17  Fair Market Value.  “Fair Market Value” on any given date means the value of one share of Common Stock, determined as follows:

(a) If the Common Stock is then listed or admitted to trading on a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such exchange on the next preceding day on which a closing sale price is reported.

(b) If the Common Stock is not then listed or admitted to trading on a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.

(c) If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

2.18  FINRA Dealer.  “FINRA Dealer” means a broker-dealer that is a member of the Financial Industry Regulatory Authority.

2.19  Incentive Option.  “Incentive Option” means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

2.20  Incentive Option Agreement.  “Incentive Option Agreement” means an Option Agreement with respect to an Incentive Option.

2.21  Nonqualified Option.  “Nonqualified Option” means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Stockholder or because it exceeds the annual limit provided for in Section 5.5 below, it shall to that extent constitute a Nonqualified Option.

2.22  Nonqualified Option Agreement.  “Nonqualified Option Agreement” means an Option Agreement with respect to a Nonqualified Option.

2.23  Option.  “Option” means any option to purchase Common Stock granted pursuant to the Plan.

2.24  Option Agreement.  “Option Agreement” means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.

2.25  Optionee.  “Optionee” means any Participant who holds an Option.

2.26  Participant.  “Participant” means an individual or entity that holds an Option, Stock Appreciation Right, shares of Restricted Stock or Restricted Stock Units under the Plan.

2.27  Performance Criteria.  “Performance Criteria” means one or more of the following as established by the Administrator, which may be stated as a target percentage or dollar amount, a percentage increase over a base period percentage or dollar amount or the occurrence of a specific event or events:

(a) Sales;

(b) Operating income;

(c) Pre-tax income;

(d) Earnings before interest, taxes, depreciation and amortization;

(e) Earnings per share of Common Stock on a fully-diluted basis;

(f) Consolidated net income of the Company divided by the average consolidated common stockholders equity;

(g) Cash and cash equivalents derived from either (i) net cash flow from operations, or (ii) net cash flow from operations, financings and investing activities;

(h) Adjusted operating cash flow return on income;

(i) Cost containment or reduction;

(j) The percentage increase in the market price of the Common Stock over a stated period;

(k) Return on assets;

(l) New Company product introductions;

(m) Obtaining regulatory approvals for new or existing products; and

(n) Individual business objectives.

2.28  Purchase Price.  “Purchase Price” means the purchase price payable to purchase a share of Restricted Stock, or a Restricted Stock Unit, which, in the sole discretion of the Administrator, may be zero, subject to limitations under applicable law.

2.29  Repurchase Right.  “Repurchase Right” means the right of the Company to repurchase either unvested shares of Restricted Stock pursuant to Section 6.6 or to cancel unvested Restricted Stock Units pursuant to Section 7.6.

2.30  Restricted Stock.  “Restricted Stock” means shares of Common Stock issued pursuant to Article 6 hereof, subject to any restrictions and conditions as are established pursuant to such Article 6.

2.31  Restricted Stock Award.  “Restricted Stock Award” means either the issuance of Restricted Stock or the grant of Restricted Stock Units under the Plan.

2.32  Restricted Stock Award Agreement.  “Restricted Stock Award Agreement” means the written agreement entered into between the Company and a Participant evidencing the issuance of Restricted Stock or the grant of Restricted Stock Units under the Plan.

2.33  Restricted Stock Unit.  “Restricted Stock Unit” means the right to receive one share of Common Stock issued pursuant to Article 7 hereof, subject to any restrictions and conditions as are established pursuant to such Article 7.

2.34  Service Provider.  “Service Provider” means a consultant or other person or entity the Administrator authorizes to become a Participant in the Plan and who provides services to (i) the Company, (ii) an Affiliated Company, or (iii) any other business venture designated by the Administrator in which the Company or an Affiliated Company has a significant ownership interest.

2.35  Stock Appreciation Right.  “Stock Appreciation Right” means a contractual right granted to a Participant under Section 8 hereof the exercise of which entitles the Participant to receive shares of the Company’s Common Stock having a Fair Market Value equal to the difference between the Base Value per share, as set forth in Section 8.3 below, of the right and the Fair Market Value of a share of Common Stock multiplied by the number of shares subject to the right at such time, subject to such conditions, as are set forth in this Plan and the applicable Stock Appreciation Rights Award Agreement.

2.36  Stock Appreciation Right Agreement.  “Stock Appreciation Right Agreement” means the written agreement entered into between the Company and a Participant evidencing the issuance of Stock Appreciation Rights under the Plan.

2.37  Stock Appreciation Rights Holder.  “Stock Appreciation Rights Holder” means any Participant who holds a Stock Appreciation Right.

2.38  10% Stockholder.  “10% Stockholder” means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

2.39  Terminated Without Cause.  “Terminated Without Cause” means the Participant’s Continuous Service has been terminated by the Company (or its successor) for any reason other than (a) the commission by Participant of a material breach of his or her duty of loyalty to the Company, (b) the commission by Participant of any felony, or a misdemeanor if the misdemeanor involves moral turpitude or is reasonably likely, in the judgment of the Company to have a material adverse effect upon the business or reputation of the Company within its industry or among the Company’s suppliers or among its prospective customers, or (c) Participant’s material failure or refusal to perform his or her assigned duties. In addition to the foregoing, if the Participant’s Continuous Service is terminated by the Company or by the Participant for any of the following reasons after a Change in Control, such Participant shall be deemed to be “Terminated Without Cause”: (a) the relocation of Participant more than 50 miles from his or her current place of Continuous Service, (b) a material diminution of the Participant’s duties, responsibilities or title, (c) a material diminution in Participant’s compensation or benefits; or (d) a material breach of the Company’s obligations to pay compensation or provide benefits to Participant.

ARTICLE 3.

ELIGIBILITY

3.1  Incentive Options.  Only employees of the Company or of an Affiliated Company (including members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.

3.2  Nonqualified Options, Stock Appreciation Rights and Restricted Stock Awards.  Employees of the Company or of an Affiliated Company, members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options, Stock Appreciation Rights or Restricted Stock Awards under the Plan.

3.3  Section 162(m) Limitation.  In no event shall any Participant be granted Options or Stock Appreciation Rights in any one calendar year pursuant to which the aggregate number of shares of Common Stock that may be acquired thereunder exceeds Two Hundred Fifty Thousand (250,000) shares, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. In no event shall any Participant be granted Restricted Stock Awards in any one calendar year pursuant to which the aggregate number of shares of Common Stock governed by such Restricted Stock Awards exceeds Two Hundred Fifty Thousand (250,000), subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof.

ARTICLE 4.

PLAN SHARES

4.1  Shares Subject to the Plan.

The number of shares of Common Stock that may be issued under the Plan shall be Three Million Six Hundred Thousand (3,600,000) shares. For purposes of this limitation, in the event that (a) all or any portion of any Option granted under the Plan can no longer under any circumstances be exercised, or (b) any shares of Common Stock are reacquired by the Company pursuant to an Option Agreement or Restricted Stock Award Agreement, the shares of Common Stock allocable to the unexercised portion of such Option or the shares so reacquired shall again be available for grant or issuance under the Plan.

4.2  Changes in Capital Structure.  In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, reclassification, stock dividend, or other change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares subject to this Plan, the number and kind of shares and the price per share subject to outstanding Option Agreements, Stock Appreciation Rights Agreements and Restricted Stock Award Agreements and the limits on the number of shares under Sections 3.3 and 4.2 all in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

ARTICLE 5.

OPTIONS

5.1  Grant of Stock Options.  The Administrator shall have the right to grant pursuant to this Plan, Options subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Committee with respect to one or more Performance Criteria.

5.2  Option Agreements.  Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement which shall specify the number of shares subject thereto, vesting provisions relating to such Option, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable.

5.3  Exercise Price.  The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Incentive Option shall not be less than 100% of Fair Market Value on the date the Incentive Option is granted, (b) the Exercise Price of a Nonqualified Option shall not be less than 100% of Fair Market Value on the date the Nonqualified Option is granted, and (c) if the person to whom an Incentive Option is granted is a 10% Stockholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Incentive Option is granted. However, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code.

5.4  Payment of Exercise Price.  Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Optionee (provided that shares acquired pursuant to the exercise of options granted by the Company must have been held by the Optionee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, if any), which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) a “Net Exercise,” which provides that, without the payment of cash, the Optionee receives that number of shares of Common Stock otherwise issuable upon exercise of the Option less that number of shares having an aggregate trading price on the trading day of exercise equal to the sum of the aggregate Exercise Price that would have been paid by the Optionee to acquire such shares and the combined income tax withholding and employment taxes payable by the Optionee, (e) the surrender and cancellation of then vested options, which shall mean the simultaneous Net Exercise of this Option, as described in (d) of this Section 5.4, and the surrender of the shares acquired thereby for the purpose of exercising any additional vested Options that the Optionee holds in accordance with the method described in (c) of this Section 5.4, to purchase shares of common stock, owned by the Optionee, which surrendered and cancelled options shall be valued at the Common Stock’s Fair Market Value as of the date of such exercise minus the exercise price of such option; (f) the cancellation of indebtedness of the Company to the Optionee; (g) the waiver of compensation due or accrued to the Optionee for services rendered; (h) provided that a public market for the Common Stock exists, a “same day sale” commitment from the Optionee and an FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; (i) provided that a public market for the Common Stock exists, a “margin” commitment from the Optionee and an FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the Exercise Price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (j) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law.

5.5  Term and Termination of Options.  Except for issuances of Incentive Options to 10% Stockholders, the term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. With respect to the issuance of Incentive Options to 10% Stockholders, the term and provisions for termination of each such Incentive Option shall not exceed five (5) years after the date it is granted.

5.6  Vesting and Exercise of Options.  Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more Performance Criteria, as shall be determined by the Administrator.

5.7  Annual Limit on Incentive Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.

5.8  Nontransferability of Options.  Except as otherwise provided in this Section 5.8, Options shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a DRO entered by a court in settlement of marital property rights, and during the life of the Optionee, Options shall be exercisable only by the Optionee. At the discretion of the Committee and in accordance with rules it establishes from time to time, Optionees may be permitted to transfer some or all of their Nonqualified Options to one or more “family members,” which is not a “prohibited transfer for value,” provided that (i) the Optionee (or such Optionee’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Nonqualified Option; (ii) the Optionee shall notify the Company in writing that such transfer has occurred and disclose to the Company the name and address of the “family member” or “family members” and their relationship to the Optionee, and (iii) such transfer shall be effected pursuant to transfer documents in a form approved by the Committee. For purposes of the foregoing, the terms “family members” and “prohibited transfer for value” have the meaning ascribed to them in the General Instructions to form S-8 (or any successor form) promulgated under the Securities Act of 1933, as amended.

5.9  Non-Employee Directors.  Each non-employee director of the Company shall automatically be granted a Nonqualified Option to purchase 30,000 shares of Common Stock (subject to vesting as provided below) upon his or her commencement of service on the Board of Directors from and after the date hereof and on the date of every annual meeting of stockholders thereafter shall automatically be granted a Nonqualified Option to purchase 10,000 shares of the Common Stock (provided, that on such date he or she is a non-employee of the Company and provided further that he or she has been a director for at least six months). The exercise price of such Nonqualified Options, in the case of the initial grant, shall be at the Fair Market Value of the Common Stock on the date of commencement of such director’s service on the Board of Directors and, thereafter, shall be at the Fair Market Value of the Common Stock on the date of grant. The Nonqualified Options granted for the initial election to the board shall vest in four equal annual installments on the anniversary date of such grant and all other such Nonqualified Options shall become exercisable immediately on the date of the grant. The term of such Nonqualified Options shall be ten years.

5.10  Rights as a Stockholder.  An Optionee or permitted transferee of an Option shall have no rights or privileges as a stockholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

5.11  Repricing Prohibited.  Subject to Section 4.2 hereof, without the prior approval of the Company’s stockholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of an Option Agreement that would have the effect of reducing the exercise price of such an Option previously granted under the Plan, or otherwise approve any modification to such an Option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the Nasdaq Stock Market.

5.12  Compliance with Code Section 409A.  Notwithstanding anything in this Article 5 to the contrary, all Option Agreements must be structured to satisfy the requirements of Code Section 409A, as determined by the Committee.

ARTICLE 6.

RESTRICTED STOCK

6.1  Issuance of Restricted Stock.  The Administrator shall have the right to issue pursuant to this Plan, at a Purchase Price determined by the Administrator, shares of Common Stock subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Committee with respect to one or more Performance Criteria, which require the Committee to certify in writing whether and the extent to which such performance goals were achieved before such restrictions are considered to have lapsed.

6.2  Restricted Stock Agreements.  A Participant shall have no rights with respect to the shares of Restricted Stock covered by a Restricted Stock Award Agreement until the Participant has paid the full Purchase Price, if any, to the Company in the manner set forth in Section 6.3(b) hereof and has executed and delivered to the Company the applicable Restricted Stock Award Agreement. Each Restricted Stock Award Agreement shall be in such form, and shall set forth the Purchase Price, if any, and such other terms, conditions and restrictions of the Restricted Stock Award Agreement, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each such Restricted Stock Award Agreement may be different from each other Restricted Stock Award Agreement.

6.3  Purchase Price.

(a)  Amount.  Restricted Stock may be issued to Participants for such consideration as is determined by the Administrator in its sole discretion, including no consideration or such minimum consideration as may be required by applicable law.

(b)  Payment.  Payment of the Purchase Price, if any, may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Participant (provided that shares acquired pursuant to the exercise of options granted by the Company shall have been held by the Participant for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such acceptance; (d) the cancellation of indebtedness of the Company to the Participant; (e) the waiver of compensation due or accrued to the Participant for services rendered; or (f) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law.

6.4  Vesting of Restricted Stock.  The Restricted Stock Award Agreement shall specify the date or dates the performance goals, if any, established by the Committee with respect to one or more Performance Criteria that must be achieved, and any other conditions on which the Restricted Stock may vest.

6.5  Rights as a Stockholder.  Upon complying with the provisions of Section 6.2 hereof, a Participant shall have the rights of a stockholder with respect to the Restricted Stock acquired pursuant to a Restricted Stock Award Agreement, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in such Restricted Stock Award Agreement. Unless the Administrator shall determine otherwise, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares have vested in accordance with the terms of the Restricted Stock Award Agreement.

6.6  Restrictions.  Until vested, shares of Restricted Stock may not be sold, pledged or otherwise encumbered or disposed of and shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a DRO entered by a court in settlement of marital property rights, except as specifically provided in the Restricted Stock Award Agreement or as authorized by the Administrator. In the event of termination of a Participant’s employment, service as a director of the Company or Service Provider status for any reason whatsoever (including death or disability), the Restricted Stock Award Agreement may provide, in the discretion of the Administrator, that the Company may, at the discretion of the Administrator, exercise a Repurchase Right to repurchase at the original Purchase Price the shares of Restricted Stock that have not vested as of the date of termination.

6.7  Compliance with Code Section 409A.  Notwithstanding anything in this Article 6 to the contrary, all Restricted Stock Award Agreements must be structured to satisfy the requirements of Code Section 409A, as determined by the Committee.

ARTICLE 7.

RESTRICTED STOCK UNITS

7.1  Grants of Restricted Stock Units.  The Administrator shall have the right to grant Restricted Stock Units pursuant to this Plan, subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Committee with respect to one or more Performance Criteria, which require the Committee to certify in writing whether and the extent to which such performance goals were achieved before such restrictions are considered to have lapsed.

7.2  Restricted Stock Unit Agreements.  A Participant shall have no rights with respect to the Restricted Stock Units covered by a Restricted Stock Unit Award Agreement until the Participant has executed and delivered to the Company the applicable Restricted Stock Unit Award Agreement. Each Restricted Stock Unit Award Agreement shall be in such form, and shall set forth the Purchase Price, if any, and such other terms, conditions and restrictions of the Restricted Stock Unit Award Agreement, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each such Restricted Stock Unit Award Agreement may be different from each other Restricted Stock Unit Award Agreement.

7.3  Purchase Price.

(a)  Amount.  Restricted Stock Units may be issued to Participants for such consideration as is determined by the Administrator in its sole discretion, including no consideration or such minimum consideration as may be required by applicable law.

(b)  Payment.  Payment of the Purchase Price, if any, may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Participant (provided that shares acquired pursuant to the exercise of options granted by the Company shall have been held by the Participant for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such acceptance; (d) the cancellation of indebtedness of the Company to the Participant; (e) the waiver of compensation due or accrued to the Participant for services rendered; or (f) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law.

7.4  Vesting of Restricted Stock Units.  The Restricted Stock Unity Award Agreement shall specify the date or dates, the performance goals, if any, established by the Committee with respect to one or more Performance Criteria that must be achieved, and any other conditions on which the Restricted Stock Units and may vest.

7.5  Rights as a Stockholder.  Holders of Restricted Stock Units shall not be entitled to vote or to receive dividends unless or until they become owners of the shares of Common Stock pursuant to their Restricted Stock Unit Award Agreement and the terms and conditions of the Plan.

7.6  Restrictions.  Until vested, Restricted Stock Units may not be sold, pledged or otherwise encumbered or disposed of and shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a DRO entered by a court in settlement of marital property rights, except as specifically provided in the Restricted Stock Unit Award Agreement or as authorized by the Administrator. In the event of termination of a Participant’s employment, service as a director of the Company or Service Provider status for any reason whatsoever (including death or disability), the Restricted Stock Unit Award Agreement may provide that all Restricted Stock Units that have not vested as of such date shall be automatically forfeited by the Participant.

7.7  Compliance with Code Section 409A.  Notwithstanding anything in this Article 7 to the contrary, all Restricted Stock Award Agreements must be structured to satisfy the requirements of Code Section 409A, as determined by the Committee.

ARTICLE 8.

STOCK APPRECIATION RIGHTS

8.1  Grant of Stock Appreciation Rights.  A Stock Appreciation Right may be granted to any Participant selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic settlement of the right upon a specified date or event. Stock Appreciation Rights shall be exercisable or subject to settlement at such time or times and upon conditions as may be approved by the Committee, provided that the Committee may accelerate the exercisability or settlement of a Stock Appreciation Right at any time.

8.2  Stock Appreciation Right Agreements.  Each Stock Appreciation Right granted pursuant to this Plan shall be evidenced by a Stock Appreciation Right Agreement, which shall specify the number of shares subject thereto, vesting provisions relating to such Stock Appreciation Right and the Base Value per share. As soon as is practicable following the grant of a Stock Appreciation Right, a Stock Appreciation Right Agreement shall be duly executed and delivered by or on behalf of the Company to the Participant to whom such Stock Appreciation Right was granted. Each Stock Appreciation Right Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable.

8.3  Base Value.  The Base Value per share of Common Stock covered by each Stock Appreciation Right shall be determined by the Administrator, except that the Base Value of a Stock Appreciation Right shall not be less than 100% of Fair Market Value of the Common Stock on the date the Stock Appreciation Right is granted.

8.4  Term and Termination of Stock Appreciation Rights.  The term and provisions for termination of each Stock Appreciation Right shall be fixed by the Administrator, but no Stock Appreciation Right may be exercisable or subject to settlement more than ten (10) years after the date it is granted.

8.5  Vesting of Stock Appreciation Rights.  Each Stock Appreciation Right shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more Performance Criteria, as shall be determined by the Administrator. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee, provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant.

8.6  Exercise or Settlement of Stock Appreciation Rights.  A Stock Appreciation Right will entitle the holder, upon exercise or other settlement of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or settlement of the Stock Appreciation Right over the Base Value of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or settled. Upon such exercise or settlement, the Company shall issue to the holder of the Stock Appreciation Right a number of shares of Common Stock determined by dividing the amount determined under the preceding sentence by the Fair Market Value of such shares on the date of exercise or settlement, subject to applicable tax withholding requirements and to such conditions, as are set forth in this Plan and the applicable Stock Appreciation Rights Award Agreement.

8.7  Repricing Prohibited.  Subject to Section 4.2 hereof, without the prior approval of the Company’s stockholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Appreciation Right Award that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan, or otherwise approve any modification to such a Stock Appreciation Right Award that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the Nasdaq Stock Market.

8.8  Nontransferability of Stock Appreciation Rights.  Except as otherwise provided in this Section 8.8, Stock Appreciation Rights shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a DRO entered by a court in settlement of marital property rights, and during the life of the holder of Stock Appreciation Rights, Stock Appreciation Rights shall be exercisable only by such holder. At the discretion of the Committee and in accordance with rules it establishes from time to time, holders of Stock Appreciation Rights may be permitted to transfer some or all of their Stock Appreciation Rights to one or more “family members,” which is not a “prohibited transfer for value,” provided that (i) the Stock Appreciation Rights holder (or such holder’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Stock Appreciation Right; (ii) the Stock Appreciation Rights holder shall notify the Company in writing that such transfer has occurred and disclose to the Company the name and address of the “family member” or “family members” and their relationship to the holder, and (iii) such transfer shall be effected pursuant to transfer documents in a form approved by the Committee. For purposes of the foregoing, the terms “family members” and “prohibited transfer for value” have the meaning ascribed to them in the General Instructions to form S-8 (or any successor form) promulgated under the Securities Act of 1933, as amended.

8.9  Rights as a Stockholder.  A Stock Appreciation Right holder or permitted transferee of a Stock Appreciation Right holder shall have no rights or privileges as a stockholder with respect to any shares covered by a Stock Appreciation Right until such Stock Appreciation Right has been duly exercised or settled and certificates representing shares issued upon such exercise or settlement have been issued to such person.

8.10  Compliance with Code Section 409A.  Notwithstanding anything in this Article 8 to the contrary, all Stock Appreciation Rights Awards must be structured to satisfy the requirements of Code Section 409A, as determined by the Committee.

ARTICLE 9.

ADMINISTRATION OF THE PLAN

9.1  Administrator.  Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board (the “Committee”). Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. The Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 162(m) of the Code and Section 16 of the Exchange Act. As used herein, the term “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

9.2  Powers of the Administrator.  In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Incentive Options, Nonqualified Options, Stock Appreciation Rights or Restricted Stock Awards shall be granted, the number of shares to be represented by each Option or Stock Appreciation Right and the number of shares of Common Stock to be subject to Restricted Stock Awards, and the consideration to be received by the Company upon the exercise of such Options or sale of the Restricted Stock or the Restricted Stock Units governed by such Restricted Stock Awards; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Option Agreements, Stock Appreciation Right Agreements and Restricted Stock Award Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Option Agreement, Stock Appreciation Right Agreement or Restricted Stock Award Agreement under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement, Stock Appreciation Right Agreement or Restricted Stock Award Agreement; (g) to accelerate the vesting of any Option or Stock Appreciation Right Agreement or waive any repurchase rights of the Company with respect to Restricted Stock Awards; (h) to extend the expiration date of any Option or Stock Appreciation Right Agreement; (i) to amend outstanding Option Agreements, Stock Appreciation Right Agreements and Restricted Stock Award Agreements to provide for, among other things, any change or modification which the Administrator could have included in the original Agreement or in furtherance of the powers provided for herein; and (j) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

9.3  Limitation on Liability.  No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.

ARTICLE 10.

CHANGE IN CONTROL

10.1  Options and Stock Appreciation Rights.  In order to preserve a Participant’s rights with respect to any outstanding Options and Stock Appreciation Rights in the event of a Change in Control of the Company:

(a) Vesting of all outstanding Options and Stock Appreciation Rights shall accelerate automatically effective as of immediately prior to the consummation of the Change in Control unless the Options and Stock Appreciation Rights are to be assumed by the acquiring or successor entity (or parent thereof) or new options or new stock appreciation rights under a new stock incentive program (“New Incentives”) are to be issued in exchange therefor, as provided in subsection (b) below.

(b) Vesting of outstanding Options and Stock Appreciation Right Agreements shall not accelerate if and to the extent that: (i) the Options and Stock Appreciation Rights (including the unvested portion thereof) are to be assumed by the acquiring or successor entity (or parent thereof) or new options and stock appreciation rights of comparable value are to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or (ii) the Options and Stock Appreciation Rights (including the unvested portions thereof) are to be replaced by the acquiring or successor entity (or parent thereof) with New Incentives containing such terms and provisions as the Administrator in its discretion may consider equitable. If outstanding Options or Stock Appreciation Rights are assumed, or if New Incentives of comparable value are issued in exchange therefor, then each such Option and Stock Appreciation Right or new stock option or new stock appreciation right shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Optionee or Stock Appreciation Rights Holder would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option or Stock Appreciation Right had the Option or Stock Appreciation Right been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of each such Option or new option and the aggregate Base Value of each such Stock Appreciation Right or new stock appreciation right shall remain the same as nearly as practicable.

(c) If any Option or Stock Appreciation Right is assumed by an acquiring or successor entity (or parent thereof) or a New Incentive is issued in exchange therefor pursuant to the terms of a Change in Control transaction, the vesting of the Option, the Stock Appreciation Right or the New Incentive shall accelerate if and at such time as the Optionee’s or Stock Appreciation Rights Holder’s service as an employee, director, officer, consultant or other service provider to the acquiring or successor entity (or a parent or subsidiary thereof) is Terminated Without Cause within twelve (12) months following consummation of the Change in Control.

(d) If vesting of outstanding Options will accelerate pursuant to subsection (a) above, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of the Option.

(e) The Administrator shall have the discretion to provide in each Option Agreement and Stock Appreciation Rights Agreement other terms and conditions that relate to (i) vesting of such Option or Stock Appreciation Right in the event of a Change in Control, and (ii) assumption of such Options and Stock Appreciation Rights or issuance of comparable securities or New Incentives in the event of a Change in Control. The aforementioned terms and conditions may vary in each Option Agreement and Stock Appreciation Agreement, and may be different from and have precedence over the provisions set forth in Sections 10.1(a) — 10.1(d) above.

(f) Outstanding Options and Stock Appreciation Rights shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that the Options or Stock Appreciation Rights are assumed by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction.

(g) If outstanding Options or Stock Appreciation Rights will not be assumed by the acquiring or successor entity (or parent thereof), the Administrator shall cause written notice of a proposed Change in Control transaction to be given to Optionees and Stock Appreciation Rights Holders not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

10.2  Restricted Stock Awards.  In order to preserve a Participant’s rights with respect to any outstanding Restricted Stock Awards in the event of a Change in Control of the Company:

(a) All Repurchase Rights shall automatically terminate immediately prior to the consummation of such Change in Control and any shares of Restricted Stock or Restricted Stock Units subject to such terminated Repurchase Rights, or Restricted Stock Units, whether or not subject to such terminated Repurchase Rights shall immediately vest in full, except to the extent that in connection with such Change in Control, the acquiring or successor entity (or parent thereof) provides for the continuance or assumption of Restricted Stock Award Agreements or the substitution of new agreements of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and purchase price.

(b) If, upon a Change in Control, the acquiring or successor entity (or parent thereof) assumes such Restricted Stock Award Agreement or substitutes new agreements of comparable value covering shares of a successor corporation (with appropriate adjustments as to the number and kind of shares and purchase price), then any Repurchase Right provided for in such Restricted Stock Award Agreement shall terminate, and the shares of Common Stock subject to the terminated Repurchase Right or any substituted shares shall immediately vest in full, if the Participant’s service as an employee, director, officer, consultant or other service provider to the acquiring or successor entity (or a parent or subsidiary thereof) is Terminated Without Cause within twelve (12) months following consummation of a Change in Control.

ARTICLE 11.

AMENDMENT AND TERMINATION OF THE PLAN

11.1  Amendments.  The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Option Agreement or Restricted Stock Award Agreement without such Participant’s consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.

11.2  Plan Termination.  Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Options or Restricted Stock Awards may be granted under the Plan thereafter, but Option Agreements and Restricted Stock Award Agreements then outstanding shall continue in effect in accordance with their respective terms.

ARTICLE 12.

TAX WITHHOLDING

12.1  Withholding.  The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options exercised or, with respect to the issuance of Restricted Stock, the date that the shares are issued, if the Purchaser makes the election set forth in Code Section 83(b), or, if the Purchaser does not make such election, then, then with respect to the Restricted Stock Award, as of the date that the applicable restrictions set forth in the Restricted Stock Award Agreement and the Plan lapse. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option or as a result of the purchase of or lapse of restrictions on Restricted Stock Awards or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

ARTICLE 13.

MISCELLANEOUS

13.1  Benefits Not Alienable.  Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

13.2  No Enlargement of Employee Rights.  This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to interfere with the right of the Company or any Affiliated Company to discharge any Participant at any time.

13.3  Application of Funds.  The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements and Restricted Stock Award Agreements, except as otherwise provided herein, will be used for general corporate purposes.

13.4  Annual Reports.  During the term of this Plan, if required by applicable law or the rules and regulations of a national securities exchange, the Company will furnish to each Participant who does not otherwise receive such materials, copies of all reports, proxy statements and other communications that the Company distributes generally to its stockholders.

PROXY
TRANS1 INC.
Annual Meeting of Stockholders
to be held on
Thursday, June 2, 2011
10:00 a.m. Eastern Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING TO BE HELD JUNE 2, 2011
     The undersigned hereby nominates, constitutes and appoints Ken Reali and Joe Slattery, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all common stock of TranS1 Inc. (“TranS1”) which the undersigned is entitled to represent and vote at the 2011 Annual Meeting of Stockholders of TranS1 to be held at TranS1’s headquarters located at 301 Government Center Drive, Wilmington, North Carolina 28403 on June 2, 2011, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof, and to vote all shares of the common stock of TranS1 standing in the name of the undersigned with all the powers the undersigned would possess if personally present at such meeting. This Proxy may be revoked by the undersigned at any time prior to its use. The undersigned directs that this Proxy be voted as follows:
THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3
1.	Election of Directors:

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for all nominees listed below
Election of the following nominees as directors:
James Shapiro and Paul LaViolette
(Instructions: To withhold authority to vote for any nominee, print that nominee’s name in the space provided below.)

2.	Ratification of PricewaterhouseCoopers LLP as TranS1’s independent registered public accounting firm for the fiscal year ending December 31, 2011:
☐ FOR            ☐ AGAINST            ☐ ABSTAIN
3.
Approval of an amendment to the TranS1 Inc. 2007 Stock Incentive Plan (the “Plan”), which will increase the number of shares of TranS1 common stock reserved for issuance under the Plan by an additional 1,600,000 shares:

☐ FOR            ☐ AGAINST            ☐ ABSTAIN
4.	In their discretion, on such other business as may properly come before the 2011 Annual Meeting of Stockholders of TranS1 or any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THIS PROXY, “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS TRANS1’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011, AND “FOR” THE APPROVAL OF AN AMENDMENT TO THE TRANS1 INC. 2007 STOCK INCENTIVE PLAN.

Date _____________________________________, 2011

________________________________________________ (Signature of stockholder)

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Please detach here